Exhibit 10.4

NOTE: Portions of this Exhibit are the subject of a Confidential Treatment Request by the Registrant to the Securities and Exchange Commission (the “Commission”). Such portions have been redacted and are marked with a “[***]” in the place of the redacted language. The redacted information has been filed separately with the Commission.

MASTER RESELLER AGREEMENT

By and Between

Siemens Enterprise Communications, Inc.

and

inContact, Inc.

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TABLE OF CONTENTS
	MASTER RESELLER AGREEMENT	3
1.0	DEFINITIONS	3
2.0	SCOPE	3
3.0	TERM	8
4.0	SPECIFIC PROJECT AMENDMENT – EXCEPTION PROCESS	8
5.0	ORDERING	8
6.0	CHANGE ORDERS	10
7.0	TESTING	10
8.0	TITLE	10
9.0	DOCUMENTATION	10
10.0	TRAINING	11
11.0	CHANGES AND NEW PRODUCT DEVELOPMENT	11
12.0	SUBCONTRACTORS	12
13.0	PRICES	12
14.0	INVOICING AND PAYMENT	13
15.0	AUDITS	15
16.0	REPRESENTATIONS, WARRANTY, AND SERVICES	15
17.0	SUPPORT	17
18.0	INSURANCE	18
19.0	INDEMNITIES	19
20.0	SOFTWARE LICENSE	21
21.0	DEVELOPMENT COOPERATION	23
22.0	FORCE MAJEURE	23
23.0	DISPUTE RESOLUTION	23
24.0	TERMINATION	25
25.0	CONFIDENTIAL INFORMATION	27
26.0	GENERAL	29
	ATTACHMENT A: DEFINITIONS
	ATTACHMENT B: INITIAL TRAINING PROGRAMS
	ATTACHMENT C: QUALITY ASSURANCE AND RELIABILITY REQUIREMENTS
	ATTACHMENT D:ESCROW AGREEMENT
	ATTACHMENT E: SERVICE LEVEL AGREEMENT
	ATTACHMENT F: SPECIFIC PROJECT AMENDMENT
	ATTACHMENT G: SUPPLIER’S PRICE LIST
	ATTACHMENT H: PRODUCT ROADMAP
	ATTACHMENT I: ADOPTION AGREEMENT
	ATTACHMENT J: CUSTOMER AND PARTNER ENGAGEMENT SCENARIOS
	ATTACHMENT K: SPECIFICATIONS/PRODUCTS
	ATTACHMENT L: COUNTRY LIST

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MASTER RESELLER AGREEMENT

by and between

Siemens Enterprise Communications, Inc.

and

inContact, Inc.

This Master Reseller Agreement (“Agreement”), effective as of June 14, 2011, (“Effective Date”) is entered into by and between inContact, Inc., a Delaware corporation with offices located at 7730 South Union Park Avenue, Suite 500, Salt Lake City, UT 84047 (“Supplier” or “inContact”) and Siemens Enterprise Communications, Inc., a Delaware corporation with offices located at 5500 Broken Sound Blvd., Boca Raton, FL 33487 (“Siemens”) (either party may be individually referred to as “Party” or collectively as “Parties”). This Agreement sets forth the terms under which Siemens may request the Supplier to provide Software Product(s) included in Hosted Services and other Services for a customer (“Customer”) or for resale by a Siemens authorized reseller pursuant to an Order. As an exception to the standard process, if specific terms and conditions are applicable to a particular transaction, the Parties shall agree to specific terms and conditions on a transaction-by-transaction basis by executing a Specific Project Amendment (“SPA”) in the form of Attachment F: Specific Project Amendment.

WHEREAS, Siemens intends to use, market and resell the Hosted Services (including Software products and SaaS applications) and other Services either as a stand-alone offering or in combination with other products and to offer authorized resellers the right to use, market and resell the Hosted Services and Services;

WHEREAS, the Supplier is willing to provide the Hosted Services (including Software products and SaaS applications) and other Services to Siemens as set forth below; and

WHEREAS, Siemens and the Supplier desire to cooperate with regard to providing the Hosted Services and Services for a Customer’s project(s) as described in this Agreement.

NOW, THEREFORE, in consideration of the mutual obligations undertaken, the Parties agree as follows.

1.0 DEFINITIONS

Certain definitions of capitalized terms are set forth in Attachment A: Definitions. Other terms used in this Agreement are defined in the context in which they are used and shall have the meanings there indicated.

2.0 SCOPE

2.1 General Scope. This Agreement provides the requirements for terms and conditions under which Siemens may place Orders as provided in Article 5: Ordering for Hosted Services and other

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Services from the Supplier for use by Siemens, for resale by Siemens either as stand-alone products or combined with or integrated into other products offered for sale by Siemens. Siemens may also offer the Hosted Services and other Services for resale by authorized resellers and distributors of Siemens. Siemens will also include Hosted Services and other Services to in its reseller and distributor program in accordance with its existing referral fee programs. Siemens Affiliates may also place Orders in accordance with Article 5: Ordering upon entering an Adoption Agreement with the Supplier as provided in Section 2.3.

2.2 Relation to Customer. The Supplier shall be solely responsible for fulfillment of all obligations with regard to the Hosted Services and other Services it provides to Siemens and/or a Customer except as expressly set forth in this Agreement. To the extent that any terms and conditions of the agreement between Siemens and a Customer (“Customer Agreement”) are applicable to the Hosted Services and other Services provided by the Supplier, then the Supplier shall be bound to such obligations and liabilities as if the Customer Agreement were between the Supplier and the Customer and to the same extent and in the same manner as Siemens if pre-approved and agreed by inContact subject to the procedures in Article 4.0. The terms and conditions of the Customer Agreement to be flowed down to the Supplier shall be those identified in the relevant SPA, if any, where an SPA is signed by the Parties. The Supplier’s obligations under this Section 2.2 shall be flowed down to any third party suppliers and/or subcontractors used by the Supplier.

2.3 Adoption Agreement. This Agreement sets forth the terms and conditions for the purchase of the Supplier’s Hosted Services and other Services by Siemens and also by its Affiliates. An Affiliate will be bound by these terms and conditions in the event it enters an agreement with the Supplier adopting these terms and conditions (“Adoption Agreement”). The Parties intend that each Adoption Agreement shall be interpreted to be consistent with and incorporate all of the provisions of this Agreement, except as may be expressly stated in the Adoption Agreement. In the event of a conflict, the order of precedence shall be as follows: (a) the Adoption Agreement and (b) this Agreement. This order of precedence shall be followed unless a provision of a lower order document specifically provides that it takes precedence over a specifically enumerated section or article of a higher order document.

Each Affiliate, which is bound by this Agreement through an Adoption Agreement, will be solely and individually liable for its own acts, omissions, duties, and obligations. In the event of a breach, act, or omission of an Affiliate of this Agreement or any amendment thereto, the Supplier agrees not to seek recourse against Siemens for such breach, acts, or omissions including nonpayment of invoices of an Affiliate The Supplier also agrees that such a breach, act, or omission in violation of this Agreement by one Affiliate shall not constitute a breach or other violation of this Agreement by any other Affiliate or by Siemens. Siemens and Supplier will work together to streamline, simplify and scale the order process using all reasonable efforts.

A copy of a form for the Adoption Agreement is attached as Attachment I: Adoption Agreement.

2.4 Request for Proposal and Marketing.

2.4.1 Procedures. For the initial ninety (90) days from execution of this agreement, inContact commits to provide regional sales and sales engineering support to the Siemens sales teams within their respective geographies to support Siemens efforts to sell the Hosted Services and/or other Services provided to Siemens with this Agreement. Where available, the Siemens sales teams will have direct access to such regional inContact sales support as provided for in the agreed upon Rules of Engagement stated in Section 2.5. After the initial ninety (90) days, Siemens may continue inContact regional sales support at the rates included with the Attachment G: Supplier’s Price List. Except for the purpose stated in this Agreement, nothing in this provision shall be construed as restricting inContact’s right to sell its Hosted Services to third parties.

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2.4.2 Exceptions for Special Bids and Request for Proposal. From time to time, Siemens may request assistance from the Supplier to provide its Hosted Services and other Services to a Customer for a specific project (“Project”) or in response to a Request for Proposal (“RFP”) based on specific terms and conditions, including price, which deviate from those in this Agreement. Such a request shall specify the Hosted Services and/or other Services and/or Documentation requested by Siemens (collectively, “Deliverables”) required, any special conditions, as well as the date by which the proposal must be provided. Within two business (2) days of the Supplier’s receipt of such a request, it must provide notice to Siemens if it does not intend to provide assistance to Siemens. Siemens will be responsible to prepare and deliver the proposal or RFP and inContact will support Siemens in their preparation. Siemens shall take the lead in finalizing all responses submitted to a Customer for a Project including, without limitation, negotiations during the bidding process and final negotiation of the Customer Agreement. The Supplier shall communicate with a Customer only through Siemens or as coordinated with Siemens. In the event that the Supplier accepts the request, it shall not team with or provide assistance to any third party with respect to any other proposals for its Deliverables for the Customer identified in the request until either the expiration of the applicable proposal opportunity with such Customer, a determination by the identified Customer not to purchase, a direction from the identified Customer that the purchase be offered to another Supplier, or a decision by Siemens not to pursue the opportunity, whichever occurs first. If a Customer accepts Siemens’ response, then the Supplier agrees, if the terms are pre-approved by inContact, to enter a back-to-back agreement with Siemens, which incorporates the terms of its Binding Proposal and which may be adjusted based on the final scope of work included in the Customer Agreement. The Parties agree to negotiate in good faith the finalization of such agreement as indicated by the execution of a relevant SPA, if any, specific to the transaction with such Customer. Except for the restrictions stated in this Agreement, nothing in this provision shall be construed as restricting the Supplier’s right to sell its Hosted Services to third parties.

2.4.2 Marketing. As part of and in addition to the Supplier’s responsibilities under Sections 2.4.1 and 2.4.2, the Supplier will make available to Siemens marketing literature, core source marketing material, sales enablement material and any other materials reasonably deemed necessary for proper promotion of the Hosted Services and other Services. The Supplier shall not express disparaging or negative opinions or make disparaging or negative statements, orally or in writing, spontaneously or in response to an inquiry, to any entity or person, concerning Siemens or its products or services or any dispute under this Agreement or the relevant SPA, if any.

2.4.3 Branding of the Deliverables. Siemens shall have the right, but not the obligation, to be exercised in its sole discretion, to brand or co-brand the Deliverables with Siemens then-current tradename or service mark. Supplier is granted no license to the Siemens tradename or service marks. At Siemens request, URL and Siemens logos shall be placed in various key places on the Hosted Services Software applications. A schedule for delivery of a fully brandable Siemens solution will be mutually agreed upon. Siemens shall not remove any notice of inContact’s ownership of intellectual property rights in the Deliverables. Notwithstanding the foregoing, SEN will have the right to co-brand and resell inContact software and services to Customers directly, and provide certain strategic and mutually agreed upon channel partners/distribution network similar rights in EMEA. InContact will not unreasonably withhold this agreement or decrement SENs ability to achieve its revenue commitment.

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2.4.4 Liaison. Supplier will appoint a liaison to coordinate all communications with Siemens concerning this Agreement and Supplier’s performance of its obligations under this Agreement.

2.4.4 Demonstrations. Supplier will provide demonstration training for Siemens Sales SEs and SMEs through training. inContact will provide Siemens at no additional charge access to two (2) “sandbox” systems to be used for customer demonstrations

2.5 Exclusivity of Rights.

Siemens will have the non-exclusive right to resell Hosted Services and other Services globally, except where designated as exclusive rights in this Section 2.5 or as set forth under the Non-Competition restrictions set forth under Section 2.6 below. Formal rules of engagement and processes will be mutually agreed and established in order to avoid channel conflicts (including a registration process managed by Supplier). Deal registration processes will be mutually agreed upon by both parties.

Siemens shall be the exclusive distributor/reseller of Suppliers’ Hosted Services and other Services in EMEA with the following exceptions:

a)	*** in EMEA, which may continue to sell Supplier’s Hosted Services and other Services provided that Supplier will (i) reduce Siemens’ minimum purchase commitments set forth in Section 14.8 by the amount of the revenue generated by ***, (ii) encourage *** to resell Suppliers Hosted Services and other Services through Siemens and (iii) establish a registration process for leads in EMEA to reduce channel conflicts

b)	*** in EMEA, which may continue to sell Supplier’s Hosted Services and other Services provided that Supplier will (i) reduce Siemens’ minimum purchase commitments set forth in Section 14.8 by the amount of the revenue generated by ***, (ii) encourage *** to resell Suppliers Hosted Services and other Services through Siemens and (iii) establish a registration process for leads in EMEA to reduce channel conflicts.

c)	For referrals, including worldwide CRM (as defined in Attachment J) suppliers, Siemens will establish a referral fee process that is in line with Siemens referral program.

d)	Supplier will diligently work to transition existing EU customers to Siemens for support and ongoing account management once Siemens reasonably demonstrates competence in sales, implementation and support of the Hosted Services and other Services. Once transitioned, Siemens will have account control and all go-forward services and fees associated with the transitioned Customers.

e)	For current partners of Supplier in the exclusive territory, Supplier and Siemens will mutually agree to a support model for such partners.

f)	It is agreed that Supplier will manage all accounts were an EU call center solution is required but the decision maker and service process is driven from the United States or another geography. Supplier, however, will not actively seek such EMEA accounts as new business and will turn over any lead for an EU account to Siemens.

g)	Override fee: Siemens will receive an override fee of *** for *** and *** (except for the situations in which *** or *** acts as a reseller of Siemens for the Hosted Services) for revenue implemented in EMEA, calculated on a per seat price as if sold by Siemens. This is based on Siemens cost per Seat: i.e.- *** sells 100 seats, Siemens override is ***% on per agent price x 100 seats per month for the length of the contract. The revenue retirement will work the same way; per agent price x 100 seats per month. Therefore, Siemens will get revenue retirement and an override fee on the recurring revenue each month as long as the Supplier charges *** for the seats.

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Siemens and Supplier will work together for a period commencing on the Effective Date of this Agreement and for a period of 120 days thereafter to create an operational plan for the Latin American market, with the intention to build a partnership similar to that in EMEA. During this investigation period, Supplier will support Siemens in its reseller activities and will not enter into any other partner agreements for this region.

2.6 Non-Competition; Non-Solicitation.

(a) For the Term of this Agreement and for the two years following the Term (“Restricted Period”), inContact shall not, nor shall any of its Affiliates, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of Siemens or potential clients or customers of Siemens for purposes of diverting their business from Siemens, or intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between Siemens and such clients, customers or potential clients or customers if (i) any such person or entity was, or has been a client or customer of Siemens on or before the Effective Date of this Agreement, or (ii) such client, customer, or potential client or customer was identified to Supplier (or any of its Affiliates) by Siemens (or any of its Affiliates) as a potential business prospect and registered as such pursuant to the lead registration process described in Section 2.5 above. For the avoidance of doubt, any person or entity that entered into a contractual relationship directly with Supplier for the Hosted Services or other Services without any involvement by Siemens, and who was never registered by Siemens pursuant to the process described in Section 2.5 above, shall not be subject to the non-competition restrictions set forth under this Section 2.6.

(b) For the Term of this Agreement and for the first twelve (12) months following the Term, each Party shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the other Party who is engaged in the use, marketing or sale of the Hosted Services or other Services or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employee(s); provided, that nothing in this Section 2.6 shall prevent a Party or any of its Affiliates from hiring (i) any employee whose employment has been terminated by such other Party; or (ii) after 90 days from the date of termination of employment, any employee who was engaged in the use, marketing or sale of the Hosted Services or other Services whose employment has been terminated by the employee.

(c) If either Party breaches, any of the provisions of this Section 2.6, the non-breaching Party shall have the right and remedy to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach may cause irreparable injury to the non-breaching Party in addition to, and not in lieu of, any other rights and remedies available to the non-breaching Party under law or in equity subject to the limitations in this Agreement.

(d) The Parties acknowledge that the restrictions contained in this Section 2.6 are reasonable and necessary to protect the legitimate interests of the Parties and constitute a material inducement to each Party to enter into this Agreement. In the event that any covenant contained in this Section 2.6 should ever be adjudicated to exceed the limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum limitations permitted by applicable law. The covenants contained in this Section 2.6 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

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3.0 TERM

The term of this Agreement shall begin upon the Effective Date and expire on the last day of the December 31, 2013, unless terminated earlier or extended in accordance with this Agreement (“Initial Term”). If the last quarter of the Calendar Year 2013 has $4,000,000.00 in Creditable Revenue as defined in Section 14.8 , then this Agreement will be extended at Siemens’ option for Calendar Year 2014. In the event that this Agreement is extended, the minimum purchase commitment shall be governed by the terms of Section 14.8 and shall be $4,000,000.00 per calendar quarter of Creditable Revenue, for a total of $16,000,000.00. This Agreement can be renewed for subsequent one (1) years terms by mutual agreement of the parties ( each a “Renewal Term”). The Initial Term and the Renewal Term will together be referred to as the “Term”.

4.0 SPECIFIC PROJECT AMENDMENT – EXCEPTION PROCESS

4.1 Description. The Supplier will agree in the relevant SPA, if any and if pre-approved by inContact, to provide its Deliverables to a Customer for a Project. Siemens will inform the Supplier of material terms and conditions required by a Customer. The Parties shall negotiate the relevant SPA, simultaneously with or as soon as possible following the execution of the Customer Agreement. The relevant SPA, if any, shall be signed by the authorized representatives of both Parties. Only an Order from Siemens referencing either the relevant SPA, if any, or the Supplier’s Binding Proposal in response to a Project or RFP will be authorization for the Supplier to provide the Deliverables, or to incur expenses for which Siemens will be obligated to pay under this Agreement.

The relevant SPA will identify the Customer, the Deliverables to be delivered or performed, the prices, and a schedule for completion. It will reference the applicable service exhibits, including a description of the Services to be performed. The relevant SPA, if any, shall include, but not be limited to, the following: the designation of Hosted Services and/or other Services; the scope of work; the back-to-back terms and conditions; any special discounts to meet a Customer’s price levels as well as price validity periods; liquidated damages, damages for outages, or other performance related penalties; and escrow terms and requirements.

In the event that prices and/or specifications for the Deliverables are not included in the exhibits to the relevant SPA, if any, then the prices and specifications set forth in the Binding Proposal or the attachments to this Agreement will be applicable. For a specific transaction, prices and specifications will be listed in exhibits that are current as of the effective date of the relevant SPA, if any.

The relevant SPA, if any, may also include or refer to other documents, which describe in more detail the work to be performed under the relevant SPA, if any. All such documents will be considered part of the relevant SPA and may be changed or supplemented by the Parties’ written agreement.

4.2 Meetings. As provided in Section 11.1.5, the Parties may meet periodically to discuss business opportunities, potential customers, and the further development of the Deliverables.

5.0 ORDERING

5.1 Orders.

5.1.1 General. It is expressly understood that this Agreement does contain certain minimum purchase requirements specified in Article 14. Notwithstanding the foregoing, it is understood and agreed

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that Siemens may contract with other manufacturers and suppliers for the procurement of comparable software product(s), hosted services, or other services. Should Siemens acquire a cloud contact center provider that offers the same functionality as Supplier’s Hosted Services in EMEA, Siemens agrees as follows: 1) Siemens will continue to use commercially reasonable efforts to develop the EMEA market opportunities for Supplier; and 2) Siemens will not solicit any Customer to move from the Hosted Services with Supplier to the acquired cloud contact center provider for the Term of the Agreement.

5.1.2 Procedure. All purchases of Deliverables shall be by means of a Siemens purchase order in the English language issued by Siemens to the Supplier from time-to-time pursuant to this Article 5: Ordering. Purchase orders may be issued by mail, fax, or electronic data interchange. All purchase orders issued hereunder shall reference this Agreement and the relevant SPA if any, and are incorporated by reference as part of and subject to this Agreement and the relevant SPA, if any. Subject to any rights of set off or dispute by Siemens, the Supplier agrees to provide and deliver, and Siemens agrees to purchase Deliverables as specified in an purchase order which conforms to this Article 5: Ordering.

The Supplier shall acknowledge receipt of a purchase order within three (3) business days of its receipt. The Supplier commits to ensure that Software ordered via a complete purchase order are ready and available for the implementation team to begin the engagement process, within three (3) business days of receiving Siemens order.

5.1.3 Information to be Included. Purchase orders issued by Siemens shall include the following:

(a)	date of issuance;

(b)	order number;

(c)	description of specific Hosted Services, other Services and/or Documentation;

(d)	number of end users;

(e)	price, using the prices set forth in the relevant SPA or in Attachment G: Supplier’s Price List, as applicable to the Purchase order;

(f)	requested date(s) of delivery;

(g)	shipping instructions and destination;

(h)	reference to this Agreement;

(i)	reference to the relevant SPA, if any;

(j)	specify whether the purchase order is an Initial or Enterprise Deployment pursuant to Article 14: Invoicing and Payment; and

(k)	any other information as may be mutually agreed by the Parties.

5.2 Provisioning. The Supplier shall provision Customers as requested by Siemens in the purchase order within three (3) business days. Dates shall be firm and time is of the essence for all purchase orders.

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5.3 Cancellation and Re-scheduling of Orders. Siemens may re-schedule a purchase order, in whole or in part, without additional cost or liability. Siemens may cancel a purchase order, in whole or in part, for a fee of $500 if cancelled after three (3) business days and prior to forty five (45) days from the date of the Purchase Order. Otherwise, Siemens may cancel a purchase order without cost or liability.

6.0 CHANGE ORDERS

6.1 Schedule. The Supplier will provide the Deliverables in accordance with the schedule(s) as specified in the relevant SPA, if available, or, as otherwise specified in the relevant purchase order(s).

6.2 Requested Change. Siemens may request reasonable technical or commercial changes as well as changes required or requested by a Customer to the relevant SPA in accordance with the Change Order (“CO”) process specified in this Article 6: Change Orders. The Supplier shall review such request(s), respond within three (3) business days, and upon Siemens acceptance, shall then provide within three (3) business days of its receipt of notice of such acceptance, Siemens with a written CO that specifies the work, fees, and completion schedule. The fees for COs shall be as agreed by the Parties in the CO, but shall not be higher than those provided in the relevant SPA. The Supplier is authorized to proceed with requested changes only after both Parties have signed the CO.

6.3 Notice of Customer Requested Changes. Each Party will promptly notify the other of any changes that a Customer requests. Siemens will also promptly notify the Supplier of any changes that it deems necessary. The Supplier will not perform COs requested by anyone, including a Customer, unless Siemens authorizes them following the procedure described in this Article 6: Change Orders. Siemens will not pay the Supplier for any changes that have not been so authorized.

7.0 TESTING

7.1 Quality Assurance. The Supplier shall provide and implement a Quality Assurance Program with procedures to ensure that the Hosted Services and other Services are consistently performed in accordance with the terms of this Agreement and at a level consistent with world-class and best industry standards and practices. Additional requirements for quality assurance are set forth in Attachment C: Quality Assurance and Reliability Requirements.

7.2 Qualification Testing. Qualification Testing shall be in accordance with the provisions contained in Attachment C: Quality Assurance and Reliability Requirements.

8.0 TITLE

Title to any Software provided as an application for the Hosted Services provided by the Supplier shall remain with the Supplier subject to the terms of Article 20: Software License.

9.0 DOCUMENTATION

9.1 General. The Supplier agrees to furnish and deliver, at no charge, Documentation in the English (and such other languages as set forth in the Specifications and may be agreed in an Adoption Agreement) language for the Hosted Services delivered under this Agreement as necessary to permit Siemens, Siemens authorized resellers, a Customer, or other end user(s) to use the Hosted Services. The Documentation and the Specifications will be technically correct, up-to-date, and sufficient for the purposes of this Agreement and the relevant SPA, if any.

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9.2 Availability. The Supplier shall make available Documentation posted on website for Customer access, repackage, and reformat such Documentation for use in connection with the operation, use, and sale of the Hosted Services, including copies and repackaged or reformatted Documentation for a Customer or other end user(s). In addition to the rights set forth above, the Supplier hereby grants Siemens, a Siemens authorized reseller, a Customer, and other end user(s), the right to modify with prior approval from Supplier and enhance the Documentation for their internal use, for Siemens to distribute such modified Documentation internally as well as to a Siemens authorized reseller, a Customer or other end user(s), and for a Customer or a Siemens authorized reseller to distribute to other end user(s). The Supplier shall have no right to utilize Siemens, a Siemens authorized reseller’s, a Customer’s, or other end user(s)’ modifications and enhancements to the Documentation without the appropriate party’s prior written consent.

10.0 TRAINING

The Supplier will offer Siemens training in accordance with Attachment B: Training Programs, and as outlined in the relevant SPA.

11.0 CHANGES AND NEW PRODUCT DEVELOPMENT

11.1 Product Changes.

11.1.1 Updates and Changes. The Supplier shall provide Hosted Services as listed in Attachment H: Product List and Roadmap. The Supplier shall provide updates to Attachment H: Software Product List and Roadmap at least quarterly and otherwise as necessary to keep it current.

11.1.2 Notice of Planned Changes. The Supplier shall notify Siemens three (3) months in advance of any planned changes in the Hosted Services or other Services, and planned changes will be limited to enhancements and upgrades to the current Hosted Services or other Services as provided by inContact, as discussed in quarterly roadmap meetings, and shall not in any event impair, degrade, restrict or otherwise negatively impact any of the Hosted Services or other Services.

11.1.3 Roadmap Meetings. The Parties agree to meet quarterly and at these meetings Supplier will provide Siemens with information with regard to new Hosted Services offerings. The roadmap shall include discussion of the features being incorporated into subsequent versions of the products/services, and any new products/services under development. Siemens shall have the ability to provide feedback to influence the product roadmap, and Supplier shall use commercially reasonable efforts to incorporate Siemens’ feedback into the product roadmap. The Parties also agree to exchange information with regard to new features or upgrades.

11.2 New Product(s). The Supplier shall offer to Siemens any modifications or enhancements to Hosted Services and other Services that become commercially available. By amendment, such Software Product(s) and their price shall be added to the relevant SPA, Attachment G: Supplier’s Price List, and Attachment H: Product Roadmap as necessary. Any modifications or enhancements identified in the relevant SPA shall be offered to Siemens at no increase in price for the affected Services.

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12.0 SUBCONTRACTORS

The Supplier acknowledges and agrees that it has full responsibility and liability for the performance of all suppliers, subcontractors, or third parties used by it to the same extent as if the Supplier performed such obligations.

13.0 PRICES

13.1 General. Siemens may purchase Hosted Services, other Services and Documentation in accordance with the prices in U. S. Dollars set forth in Attachment G: Supplier’s Price List, and as may be amended periodically by the Parties’ written agreement, which shall be the sole and exclusive payment to be made by Siemens to the Supplier for the Deliverables and any development work performed under this Agreement under Section 2.4.3 The Supplier’s pricing for any product substitutions (providing the same form, fit, and function) shall be equal to or lower than the pricing set forth in Attachment G: Supplier’s Price List. Unless provided in a Binding Proposal, pricing for special opportunities shall be as mutually agreed by the Parties inContact also agrees to review its pricing with Siemens, no less frequently than on an annual basis, to consider the issues of volumes, technical requirements, market opportunities, and all other factors which may result in a reduction in price under this Agreement or the relevant SPA. Unless otherwise indicated, these discussions will be scheduled to coincide with those meetings required under Sections 4.2 and 11.1.5

Siemens and inContact will agree to the price for any development work that is outside the scope of the development work as set forth above, such agreement not to be unreasonably withheld, delayed or conditioned.

13.2 Most Favored Reseller. The prices as set forth in Attachment G: Supplier’s Price List shall be less than or equal to the prices offered to any other reseller of the Supplier in the United States and EMEA under similar terms and conditions (such prices are collectively referred to as the “Offered Prices”). To the extent that the Offered Prices are less than the prices set forth Attachment G: Supplier’s Price List, then the Supplier shall be liable to Siemens for the resulting price differential which shall be as follows: (i) retroactively to all purchase orders issued by Siemens after the date the Offered Prices were first offered to Siemens or other customers, with the retroactive amount to be provided to Siemens as a credit for future purchase orders, or, if there are no such purchase orders, then Siemens shall be immediately reimbursed such amounts; and (ii) adjust pricing on a going-forward basis for all future purchase orders issued by Siemens. Compliance with this Section 13.2 shall be subject to verification by the audit of the Supplier’s records as provided in Article 15: Audits. Notwithstanding the foregoing, in the event that inContact offers a reseller pricing less than the Offered Price in geographic areas outside the United States and EMEA, Siemens shall be entitled to have the pricing offered to Siemens as follows: (i) retroactively to all purchase orders issued by Siemens in such geographic areas after the date the Offered Prices were first offered to Siemens or other customers, with the retroactive amount to be provided to Siemens as a credit for future purchase orders, or, if there are no such purchase orders, then Siemens shall be immediately reimbursed such amounts; and (ii) adjusted on a going-forward basis in the relevant geography to meet the lower pricing in the geographic market in which the lower pricing was offered to the reseller.

13.3 Taxes. The Parties respective responsibilities for taxes arising under or in connection with this Agreement shall be as follows:

13.3.1 Each Party’s Responsibility. Each Party shall be responsible for any personal property taxes on property it owns or leases, for franchise and privilege taxes on its business, and for taxes based on its net income or gross receipts.

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13.3.2 Supplier’s Responsibility. The Supplier shall be responsible for any sales, use, excise, value-added, service, consumption, and other taxes and duties assessed or otherwise payable by the Supplier for the acquisition or use, and based on the acquisition cost, of any goods or services used or consumed in providing the Hosted Services and other Services.

13.3.3 Siemen’s Responsibility. Siemens will be responsible for and will pay directly to inContact, any and all legally imposed taxes, duties and charges incurred upon its resale of Hosted Services and other Services in the performance of this Agreement, which are reflected on inContact invoices to Siemens including, but not limited to, sales and use taxes, withholding taxes, duties and charges imposed by federal, state or local governmental authorities, but excluding corporate income taxes and other taxes of inContact as set forth above in this section 13.3.2. However, if Siemens provides proper sales tax exemption documents and/or W-9 form, Siemens will not be responsible to pay any sales/use tax and/or withholding taxes. Siemens will also be responsible for payment of any license fee, assessment, duty, tax, levy, or similar charge imposed by any foreign government on resales under this Agreement or the resale transactions contemplated by the Parties hereunder. All other such fees, duties, levies, etc. will be the responsibility of inContact.

13.3.4 Cooperation. The Parties agree to cooperate with each other to more accurately determine and minimize each of their respective tax liability to the extent legally permissible. The Supplier’s invoices shall separately state the amount of any taxes the Supplier is collecting from Siemens. Each Party shall provide and make available to the other any resale certificates, information regarding out-of-state or out-of-country sales or use of equipment, materials, or services, and other exemption certificates or information reasonably requested by the other Party.

13.3.5 Claims by Taxing Authority. Each Party shall promptly notify the other of any claim received for taxes asserted by an authorized taxing authority and the Parties shall coordinate their response to and settlement of any such claim. Notwithstanding the preceding sentence, the Parties agree that with respect to any claim arising out of a form or return signed by a Party to this Agreement, such Party shall have the right to elect to control the response to and settlement of such claim; provided, however, that the other Party shall have the right to participate to the extent of its potential responsibilities or liabilities with regard to such a claim. If Siemens requests the Supplier to challenge the imposition of any tax, Siemens shall reimburse the Supplier its reasonable legal fees and expenses incurred. Each Party shall be entitled to tax refunds or rebates granted to it and to the extent such refunds or rebates are for taxes paid by it.

14.0 INVOICING AND PAYMENT

14.1 Invoicing. As provided in Section 14.2 and 14.3, the Supplier will invoice Siemens for amounts due under this Agreement for the provided Deliverables. Such invoice shall include: invoice date, purchase order number, descriptions, quantities, unit prices and the total amount due. All invoice prices shall comply with the pricing in the relevant SPA, if any, and Attachment G: Supplier’s Price List. Any terms and conditions which are preprinted on the Supplier’s invoice or otherwise not specifically agreed to by Siemens shall be of no effect. All amounts due and payable to the Supplier under this Article 14: Invoicing and Payment shall be paid, at Siemens option, either (i) by check payable to the order of the Supplier or (ii) by electronic funds transfer to the Supplier from account(s) designated by the Supplier.

14.2 Payment Due for Initial Deployment. Supplier will submit an invoice to Siemens upon the first day of the month following the operational date of Hosted Services provisioning for the applicable Customer. The invoice will be for Hosted Services provided from the such operational date, to the end of the month. Subject to Section 5.1, a proper and undisputed invoice shall be due and payable within forty five (45) calendar days from invoice date.

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14.3 Payment Due for Professional Services. The Supplier may invoice the price of professional Services upon completion. Subject to Section 5.1, a proper and undisputed invoice shall be due and payable within forty five (45) calendar days of Siemens receipt of the invoice.

14.4 Other. Periodic charges under this Agreement are to be computed on a calendar month basis, and shall be prorated for any partial month. inContact will submit an invoice to Siemens upon the first day of the month following the month the periodic services are provided. Subject to Section 5.1, a proper and undisputed invoice shall be due and payable within forty five (45) calendar days from invoice date.

14.5 Accountability. The Supplier agrees to provide documentation and other information with respect to each invoice as may be requested by Siemens to verify the accuracy of the invoice and the Supplier’s compliance with the provisions of this Agreement.

14.6 Disputed Charges. Subject to Section 14.4, Siemens shall pay undisputed charges when such payments are due under this Article 14: Invoicing and Payment. Siemens may withhold payment of particular charges which it disputes in good faith. In the event Siemens disputes any of the Supplier’s charges, Siemens will notify the Supplier in writing within forty five (45) days of the invoice date and set forth its reasons for the dispute in such notice.

14.7 Resolution of Disputes. Any unresolved dispute with regard to payments arising under this Agreement or the relevant SPA shall be resolved in accordance with the provisions of Article 23: Dispute Resolution.

14.8 Minimum Purchase Commitment. Siemens agrees to meet the following Creditable Revenue commitments (including sales by its Affiliates, resellers and distributors) during the Term of the Agreement throughout the world:

(a)	For Calendar Year ending 2012- $5,000,000 in Creditable Revenue (including Hosted Services and other Services) to Supplier, with quarterly milestones of 15/20/25/40%

(b)	For Calendar Year ending 2013- $10,000,000 in Creditable Revenue (including Hosted Services and other Services) to Supplier, with quarterly milestones of 15/20/25/40%

For purposes of this Agreement, the term “Creditable Revenue” shall mean all revenue and/or orders from all Deliverables included on Attachment G: Supplier’s Price List excluding sales support revenue and revenue from internal training costs to Siemens. The Parties shall mutually agree which Deliverables are excluded from Creditable Revenue as such Deliverables are added to the Supplier’s Price List and absent such agreement shall be deemed Creditable Revenue.Within fifteen (15) days after end of each quarter, Supplier will invoice Siemens the difference, between actual quarterly revenue to Supplier and the quarterly commitment, on a quarterly basis, based on the milestone percentages listed above; provided however that in the event Siemens exceeds the minimum commitment in prior quarter(s), the amount of the excess will reduce any difference owed to Supplier. In addition, in the event that Siemens pays the difference in a calendar quarter and in any subsequent quarter exceeds the quarterly commitment during a calendar year, Supplier will credit to Siemens the amount paid by Siemens for the missed commitment, up to amount of the payment made by Siemens for the missed commitment.

Siemens shall be entitled to a pro rata reduction in the minimum commitment in this Section 14.8 to the extent that any failure to achieve the commitment is caused or contributed to by any of the following:

(a)	Unfavorable changes in prices for non-resold products by Supplier without Siemens consent;

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(b) Siemens terminates this Agreement for cause;

(c) Supplier ceases to offer Hosted Services or the other Services or materially changes Hosted Services or other Services under this Agreement;

(d) Supplier assigns this Agreement to a third party that materially negatively impacts Siemens ability to achieve revenue commitments;

(e) Supplier does not reasonably approve resellers in EMEA who are proposed by Siemens to co-brand the Hosted Services and other Services;

(f) Material and repeated failures to meet the service levels as defined in Attachment E: Service Level Agreements;

(g) A breach by Supplier of Section 2.5 and Section 13.2 of this Agreement;

(h) An event of force majeure in relevant commercial geographies;

(i) failure to repeatedly and reasonably agree to special terms required by Customers under an SPA that are within inContact’s product roadmap.

In the event that the Parties do not mutually agree that an event occurred, or if the Parties agree that an event has occurred but cannot agree to an appropriate amount of the pro rata reduction of the minimum purchase commitment, the Parties shall pursue dispute resolution under Section 23.

14.9 Additional Commitments. In addition, Siemens and Supplier agree to the following financial commitments:

(a)	Supplier agrees to fund the environment in Europe;

(b)	Siemens will co-sign certain capital equipment financing for the specific purpose of implementing the appropriate infrastructure in Germany and mutually agreed upon locations, with title transferring to Siemens in the event of a Supplier default;

(c)	Supplier will manage all operational functions of delivering the solution.

15.0 AUDITS

The Supplier shall maintain complete and accurate records of supporting documentation for all invoices submitted under this Agreement, including for its out-of-pocket expenses. The Supplier’s compliance with billing for Hosted Services and other Services on a rated basis and with all other pricing issues arising under this Agreement and Section 13.2 shall be determined as provided in this Article 15: Audits and in accordance with generally accepted accounting principles applied on a consistent basis. The Supplier agrees to provide documentation and other information with respect to each invoice as may reasonably be requested by Siemens to verify the accuracy of the invoice and the Supplier’s compliance with the provisions of this Agreement. Upon its request, Siemens and its authorized agents and representatives shall have access to such records for audit during normal business hours during the Term and for a period of three (3) years after the termination or expiration of this Agreement. In the event Siemens makes an overpayment under this Agreement, either discovered during an audit or otherwise, the Supplier shall promptly pay Siemens the amount of such overcharge. If such audit finds overpayments exceeding five percent (5%) of the total payments due the Supplier, or a failure to comply with Section 13.2, then the Supplier shall be responsible for all reasonable audit expenses.

16.0	REPRESENTATIONS, WARRANTY, AND SERVICES

16.1 Warranty. The Supplier warrants that the Hosted Services and other Services will be performed in accordance with generally accepted standards of professional care, skill, diligence and competence normally provided by a professional in the performance of Hosted Services and other Services. The

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Supplier warrants that the Hosted Services and media shall be new, merchantable, free from defects in design, material, and workmanship, and shall conform to and perform in accordance with its specifications and Documentation as provided in the applicable Specifications. If the Hosted Services and other Services fail to meet applicable professional standards or comply with the Specifications, the Supplier will, without additional compensation, promptly correct or revise any errors or deficiencies in the Hosted Services and Other Services provided. These warranties shall commence on the completion of the Customer’s acceptance and continue for the longer of the warranty period as stated in the relevant SPA, if any or twelve (12) months. The Supplier, at no cost to Siemens, will promptly correct or revise any Errors or deficiencies in the Services. All warranty obligations and replacements for Services shall be provided at no additional charge to Siemens. All Service warranties shall survive inspection, acceptance, payment, and use of the Hosted Services in accordance with the Specifications and Documentation. The Supplier represents and warrants that the Documentation shall accurately and completely reflect the operation, capabilities, features, and limitations of the Hosted Services.

16.2 Supplier Responsible for Costs. The Supplier shall be solely responsible for any and all costs and expenses incurred by it and attributable to its warranty obligations under this Article 16: Representations, Warranty, and Services.

16.3 General Warranties.

16.3.1 Viruses. The Supplier represents and warrants that the Hosted Services shall be free of any Virus, and (i) contains only what is stated in the Documentation and the Specifications; and (ii) has been tested for computer viruses or other destructive code using a regularly updated virus detection and removal software package and has been inspected by the Supplier’s authorized personnel. If a Virus is found in or introduced into the Hosted Services, or Siemens, a Customer’s, or other end user(s)’ operating system as a result of the Supplier’s negligent or intentionally wrongful acts or omissions, then the Supplier shall have breached its warranty obligations under this Article 16: Representations, Warranty, and Services. In such event, and in addition to any other remedies available to Siemens, the Supplier agrees to use its reasonable best efforts, at no additional charge, to assist Siemens in reducing the effects of the Virus, and if the Virus causes a loss of operational efficiency or a loss of data, to assist Siemens to the same extent to mitigate and restore such losses. The Supplier also agrees to indemnify, defend, and hold harmless Siemens from any and all damages, claims, liabilities, and costs arising from Customer claims, regardless of the legal theory upon which such claim up to the available limitation of liability set forth in Section 19.5 is based which result from or are related in any manner to the Supplier’s failure to meet its obligations under this Section 16.3.1.

16.3.3 Right to Use. The Supplier represents and warrants that it is either the owner of or authorized to distribute, sublicense, and use the Software as provided in this Agreement or the relevant SPA. The Supplier represents and warrants that no consent, approval, or withholding of objection is required from any entity, including any government authority, with respect to the Software.

16.3.4 No Infringement. The Supplier represents and warrants that its Hosted Services and Software do not and that it shall perform its responsibilities under this Agreement in a manner that does not infringe or constitute an infringement or misappropriation of any patent, copyright, trademark, mask work, trade secret, or other proprietary rights of a third party.

16.3.5 Documentation. The Supplier represents and warrants that all Documentation provided by the Supplier shall be accurate, complete, and written in a manner to be understood by a typical user of the Hosted Services trained to an appropriate level for his/her job responsibilities, and shall be updated from time-to-time to reflect any changes to the Hosted Services.

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16.4 Notice of Breach. If at any time during the warranty period for the Hosted Services or Other Services, Siemens believes there is a breach of any warranty, it will notify the Supplier setting forth the nature of such claimed breach. Except as otherwise set forth in this Agreement, the Supplier shall promptly investigate such claimed breach and within three (3) business days of Siemens notice, and shall either (i) provide information satisfactory to Siemens, if it reasonably determines that no breach of warranty in fact occurred, or, (ii) at no additional charge to Siemens, promptly use its best efforts to take such action to correct such breach . provided for under this Article 16: Representations, Warranty, and Services.

17.0 SUPPORT

17.1 Maintenance. The responsibilities of the Supplier with respect to correction of Errors in the Deliverables at any time after Acceptance, as well as other maintenance and support obligations of the Supplier with respect to Deliverables, are set out in the Maintenance and Support Agreement attached to this Agreement as Attachment E: Service Level Agreement. In addition, the following shall apply:

(a) The Supplier shall provide Information Request and Level 1 post-sales technical Services to Siemens’ Customers until Siemens achieves support certification readiness at the price listed on Attachment G: Supplier’s Price List. Supplier provides Level 2 and Level 3 support Services at no additional charges, the price for such Services included with the station charge.

(b) The Supplier agrees to provide regional sales and sales engineering support to Siemens for a period of ninety (90) days at no charge and thereafter at the rates included with the Attachment G: Supplier’s Price List in order to ensure the successful launch.

(c) The Supplier agrees to provide to Siemens a dedicated technical account contact that will work with Siemens to ensure the partnership moves forward successfully and provide updated Siemens solution information to Supplier’s direct sales force to ensure they represent the Siemens version of the offer appropriately.

(d) The Supplier agrees to provide to Siemens technical support to include – hardware/software support, professional services integration support, and implementation support and billing and ordering support/reconciliation (ie a Customer Support person dedicated to overseeing our accounts, etc. – go to person for ongoing customer concerns, etc).

17.2 Maintenance Plan. The Supplier shall be responsible for all expenses incurred by the Supplier in connection with its correction of any Error discovered by Siemens during the warranty period defined in Section 16.1 and for the Services described in Attachment E: Service Level Agreement .

17.3 Reserved.

17.4 Escrow. The Supplier shall, at its sole cost and expense, deposit in escrow with a third party escrow agent acceptable to Siemens and pursuant to an agreement in the form attached hereto as Attachment D: Escrow Agreement, which reflects the terms stated in this Section 17.4 (“Escrow Agreement”) copies of all Supplier Deposited Information. The Supplier agrees to update this deposit within thirty (30) days after each update or modification of the Deposited Information. Siemens shall have the right to cause a verification of the Deposited Information by a qualified third party expert selected by Siemens. In the event the verification does not confirm the deposit required, then the Supplier shall immediately be provided with notice and five (5) calendar days to review the results of such verification. Following the Supplier’s review, it shall thereafter immediately deposit the additional materials pursuant to this Article 17: Product Support and shall pay for all amounts, including any expenses, incurred by Siemens for such verification. The Parties shall resolve any disputed issues with regard to such verification in accordance with Article 23: Dispute Resolution. Any portion of Deposited Information that is customized for Siemens will be segregated from other deposited information.

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The Supplier represents and warrants that (i) the Deposited Information shall at all times be sufficient for a Trained Programmer to maintain and support the Software without further assistance from the Supplier; (ii) the licensed programs do not contain any proprietary languages or programming tools or components which a Trained Programmer could not reasonably be expected to understand; (iii) the Deposited Information includes all of the programming, and documentation necessary for the maintenance of the licensed programs by a Trained Programmer; and (iv) if any portion of the Deposited Information is encrypted, the decryption tools and decryption keys shall have also been deposited.

The Supplier agrees that Siemens shall have access to the Deposited Information in the event of a Triggering Event. A Triggering Event shall be established by a sworn affidavit of an executive at Siemens, at the level of Vice President or higher, attesting to the existence of one of the Triggering Event. In the event there are third parties, who are given access to the Deposited Information under an escrow agreement, the Supplier acknowledges agrees that Siemens will have simultaneous access to the Deposited Information.

Upon the occurrence of a Release Condition as defined in Attachment D: Escrow Agreement, the Supplier agrees that Siemens shall have the right to access the Deposited Information, including the right to update and maintain the Deposited Information, shall have the manufacturing rights as provided herein, and shall thereafter have a present software license exercisable upon a release following a Release Condition in accordance with the provisions of this Section 17.4 to use the Deposited Information as provided in Article 20: Software License and the ownership rights as provided in this Article 17: Product Support.

At the time of the execution of this Agreement, and as updated for any personnel change(s), the Supplier agrees to identify its technical personnel with knowledge of the Software and to provide their contact information. Upon the occurrence of a Release Condition, Siemens shall have the right, and be provided access, to contact and solicit for employment any of the Supplier’s technical personnel with knowledge of the Software.

In the event of a rejection of this Agreement or any related or supplemental agreement, Siemens may elect to retain its rights under such agreements as provided in Section 365(n) of the Bankruptcy Code. Upon written request of Siemens to either, as applicable, the Supplier or bankruptcy trustee or receiver, such authorized person shall not interfere with the rights of Siemens as licensee as provided in such agreements.

In the event of any conflict between the provisions of this Agreement and the Escrow Agreement entered by the Parties, the provisions which are the most protective of Siemens rights and interests under this Agreement shall have precedence.

18.0 INSURANCE

The Supplier shall during the Term have and maintain in force the insurance coverages listed below.

18.1 Workers Compensation. The Supplier shall maintain workers compensation insurance (including occupational illness, disease coverage, or other similar social insurance in accordance with the law of the state exercising jurisdiction over the employee), at statutory limits and employer’s liability insurance with a minimum limit of one million dollars ($1,000,000.00) per occurrence.

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18.2 Automobile Insurance. The Supplier shall maintain automotive liability insurance covering use of all owned, non-owned, and hired automobiles with a minimum combined single limit of five million dollars ($5,000,000.00) per occurrence for bodily injury and property damage liability. This policy shall be endorsed to name Siemens as an additional insured.

18.3 Commercial General Liability Insurance. The Supplier shall maintain commercial general liability insurance, including products, completed operations liability, personal injury, contractual liability, and broad form property damage liability coverage for damages to any property with a minimum combined single limit of four million dollars ($4,000,000.00) per occurrence.

18.4 All Risk Property Insurance. The Supplier shall maintain all risk property insurance on equipment, data, media, and valuable papers, including extra expense coverage, with a minimum limit adequate to cover such risks on a one hundred percent (100%) replacement cost basis.

The foregoing insurance coverages shall be primary and non-contributory with respect to any other insurance or self insurance which may be maintained by the Supplier, and shall be endorsed to Siemens as an additional insured, with the exception of Workers Compensation. The Supplier shall cause its insurers to issue certificates of insurance evidencing that the coverages and policy endorsements required under this Agreement are maintained in force and that not less than thirty (30) days written notice shall be given to Siemens prior to any cancellation or non-renewal of the policies. The insurers selected by the Supplier shall have an A.M. Best rating of A or better, or, if such ratings are no longer available, with a comparable rating from a recognized insurance rating agency. These insurance requirements do not limit or otherwise affect the Supplier’s obligations under any of the provisions of this Agreement, a relevant SPA, an Order, or at law or equity.

19.0 INDEMNITIES

19.1 Indemnity by Supplier. The Supplier agrees to indemnify, defend, and hold harmless Siemens and its Affiliates and their respective officers, directors, employees, agents, successors, and assigns, (the “Siemens Indemnified Party(ies)”), from any and all damages and losses from Customer or third party from claims arising from, in connection with, or based on allegations of any of the following: (i) the Supplier’s failure to observe or perform any duties or obligations for third parties on or after the Effective Date (e.g., duties or obligations to subcontractors); (ii) the Supplier’s breach of its obligations with respect to Siemens Confidential Information; (iii) any claim, demand, charge, action, cause of action, or other proceeding asserted against a Siemens Indemnified Party, but resulting from an act or omission of the Supplier in its capacity as an employer of a person; (iv) the Supplier’s breach of any representation, warranty, covenant, obligation, or responsibility set forth in this Agreement and (v) the negligence or intentional misconduct of the Supplier or its Affiliates, or their respective officers, directors, or employees.

19.2 Indemnity by Siemens. Siemens agrees to indemnify, defend, and hold harmless Supplier and its Affiliates and their respective officers, directors, employees, agents, successors, and assigns (the “Supplier Indemnified Party(ies)”), from any and all damages and losses from Customer or third party claims arising from, in connection with, or based on allegations of any of the following: (i) Siemens’ breach of its obligations with respect to Supplier Confidential Information; (ii) any claim, demand, charge, action, cause of action, or other proceeding asserted against a Supplier Indemnified Party, but resulting from an act or omission of Siemens in its capacity as an employer of a person; and (iii) the negligence or intentional misconduct of Siemens or its Affiliates, or their respective officers, directors, or employees. In addition, Siemens will use all reasonable efforts to require its resellers to agree to pass through indemnities to Siemens resulting from a reseller’s misrepresentation to a prospective Customer to inContact.

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19.3 Indemnification for Property and Personal Injury. Each Party agrees to indemnify, defend, and hold harmless the other Party and their respective officers, directors, employees, agents, successors, assigns, harmless from and against any and all liabilities, damages, costs, and expenses, including reasonable attorneys fees, related to personal injury, real property, or tangible personal property, to the extent such damages are caused by the negligent act or omission of such Party or its agents, subcontractors, employees, suppliers, invitees, licensees, and guests. The Party seeking indemnification will provide timely notification to the indemnifying Party of any assertion against it of any such claims or demands and allow the indemnifying Party to control the defense and all related settlement negotiations. The Party seeking indemnification will cooperate in good faith with the indemnifying Party to facilitate the defense of such a claim.

19.4 Indemnification for Infringement. If use of the Hosted Services for any purpose within the scope of this Agreement, the relevant SPA, becomes the subject of an infringement or misappropriation claim or proceeding, the Supplier shall indemnify, defend, and hold harmless the Siemens Indemnified Parties and Customer(s) who use the Hosted Services from and against any claim, liability, or damage as permitted under this Agreement and this Section 19.4 from any third party claim, action, suit, proceeding, or settlement thereof, to the extent that such claim, actions, suit, or other proceedings against a Siemens Indemnified Party or Customer asserts that any patent, copyright, trade secret, or other intellectual property right is infringed by use of the Hosted Services. The Supplier shall so indemnify, defend, and hold the Siemens Indemnified Parties and Customers harmless from all costs, liabilities, expenses, and damages, including court costs and reasonable attorney fees provided the Supplier is promptly notified, given assistance as necessary, and permitted to direct the defense. In the event the Siemens Indemnified Parties or Customers against which the claim is asserted do not provide such notice, the Supplier’s indemnification obligations under this Section 19.4 shall not be abrogated except to the extent that actual and material prejudice results. The Supplier agrees to request its third party suppliers to provide reasonable efforts in support of the Supplier if it is engaged in defending an Indemnified Party or avoiding a claim under this Section 19.4.

In addition to all other rights and remedies under this Agreement, the Supplier agrees that if the use of the Hosted Services under this Agreement become enjoined under a final non-appealable order of a court of competent jurisdiction, the Supplier shall, in addition to its obligations under the immediately preceding paragraph above, at its election and its expense:

(a) procure for the Siemens Indemnified Party(ies) or Customers the right to continue using the Hosted Services; or

(b) modify the Hosted Services to make it non-infringing while maintaining equivalent or better functionality, features, performance, and conformance to the Specifications or

(c) terminate this Agreement and any SPA and pay to Siemens the maximum amount provided for in Sections 19.5.1 and 19.5.3 (which limitation is not applicable to the obligation to indemnify an amount that exceeds payments made under Sections 19.5.1 and 19.5.3), after which the Supplier shall have no further liability under this Agreement, an SPA, if any, or otherwise at law or in equity to any of the Siemens Indemnified Parties and Customers.

Notwithstanding any provision in this Section 194 or in this Agreement, Siemens is authorized to include this infringement indemnification provided by the Supplier to a Customer in the terms and conditions of the end user(s) license to give effect to the indemnification provided by the Supplier and as determined to

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be necessary by Siemens in its sole discretion. The Supplier acknowledges and agrees that Siemens has the right to flow this indemnification for infringement through to a Customer and that in such circumstances, a Customer shall have the right to seek such indemnification provided in this Section 19.4 directly from the Supplier.

19.5	Limitation of Liability.

19.5.1 Supplier’s Limitation. Except for any obligations with regard to indemnifications under this Article 19: Indemnities or the relevant SPA, if any, the Supplier’s liability for any and all claims, losses or expenses arising out of this Agreement, or out of any claim regardless of the legal theory, including but not limited to, negligence, strict liability, agency, warranty, trespass, breach, or any other liability shall not exceed the greater of Fifteen Million Dollars ($15,000,000.00) or the amount paid and the amounts due and owing under this Agreement as of the date of the claim from which the liability arises is asserted.

19.5.2 Siemens Limitation. Except for any obligations with regard to indemnifications under this Article 19: Indemnities or the relevant SPA, if any, Siemens liability for any and all damages, claims, losses, costs, or expenses arising out of this Agreement or out of any claim regardless of legal theory, including but not limited to, negligence, strict liability, agency, warranty, trespass, breach, or any other liability, shall not exceed the greater of Fifteen Million Dollars ($15,000,000.00) or the amount paid and the amounts due and owing under this Agreement as of the date the claim from which the liability arises is asserted.

19.5.3 DISCLAIMER. Except for any obligations with regard to indemnifications under this Article 19: Indemnities or the relevant SPA, if any, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL, OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION, LOSS OF USE OR LOST BUSINESS, REVENUE, PROFITS, OR GOODWILL, ARISING IN CONNECTION WITH THIS AGREEMENT OR THE RELEVANT SPA, UNDER ANY THEORY OF TORT, CONTRACT, WARRANTY, STRICT LIABILITY, OR NEGLIGENCE, EVEN IF ADVISED, KNEW, OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

20.0 SOFTWARE LICENSE

20.1 Grant. The Supplier hereby grants Siemens, for itself or its Affiliates as provided in this Agreement, a fully paid, royalty-free, non-exclusive and worldwide license to the Software as necessary to sublicense the Software as a part of the Hosted Services to a Customer. Siemens, its Affiliates, and resellers and distributors will sublicense the Software to Customers pursuant to a written license agreement(s) which contains terms substantially similar to, and no less protective of the Supplier, as the terms inContact offers to its Customers as such terms have been supplied to Siemens in the Standard Terms of Use version 1.6 and allows the Customers to use the Hosted Services.

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20.2 OpenSource Software.

20.2.1 As used herein, the term “Open Source Software” means any software that is licensed under any license terms or other contract terms (“Open License Terms”) which require, as a condition of use, modification and/or distribution of such software and/ or any other software incorporated into, derived from or distributed with such software (“Derivative Software”), any of the following:

a.	that the source code of such software and/or any Derivative Software be made available to third parties;

b.	that permission for creating derivative works of such software and/or any Derivative Software be granted to third parties; and/or

c.	that a royalty-free license be granted to third parties under any intellectual property rights contained in such software and/or any Derivative Software.

By means of example and without limitation, Open License Terms include the following licenses or distribution models: the GNU General Public License (GPL) and the GNU Lesser or Library GPL (LGPL).

20.2.2 The Software Product contains only the following Open Source Software:

                             1. Resiprocate sip stack – Version 1.6

                             2. Boost – Version 1.43.0

                             3. Wt – Version 3.1.7a

                             4. Visual Leak Detector – Version 2.0

                             5. PJ sib – Version 1.4.5

                             6. Flex – Version 3.2

                                     a. Flex is technically open sourced from Adobe. This is the technology we use to build our thin agent and chat client.

                            7. FluorineFX – Version 1.0.0.17

                                     a. Open source Flash/Flex remoting gateway that connects our applications using Flex and Microsoft .NET web servers.

                            8. Lumisoft – Version 2.0.4150.290

                                     a. Open source mail server library that we utilize to parse and handle emails on the NG platform.

                            9. Log4Net – Version 1.2

                                     a. Open source logging library

20.2.3 Supplier represents and warrants that:

a.	the Open Source Software listed above is the only software contained in the Software Product which falls under the above definition of Open Source Software;

b.	all of the license obligations applicable to the listed Open Source Software have been completely fulfilled by Supplier;

c.

Supplier has provided Siemens with all applicable license texts and all necessary source code and build scripts for each version of the Open Source Software provided to Siemens, in order to enable Siemens, its Subsidiaries, Distributors and their customers to create an executable version of such Open Source Software.

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If Supplier is in breach of this Section, Supplier shall indemnify, defend and hold harmless Siemens, its Affiliates and Customers, from any damage, loss, costs and expenses suffered by Siemens, its Affiliates and Customers as a result of any such breach.

21.0 DEVELOPMENT COOPERATION

Siemens is developing the Customers and owns all rights to the business relationship with and identity of Customers and such shall be deemed valuable trade secret information of Siemens.

Supplier commits to providing key business processes to ensure a successful experience for Customers with the Hosted Services. Through the duration of the Agreement, the Supplier and Siemens may mutually agree on incremental processes. Siemens and Supplier may mutually agree to integrate their cloud products at a future date. At such time, the Parties will work together to discuss scope, requirements and timing of this combined offering.

22.0 FORCE MAJEURE

No Party shall be liable for any default or delay in the performance of its obligations under this Agreement to the extent caused, directly or indirectly, by fire, flood, lightning, earthquake, elements of nature or acts of God, riots, civil disorders, rebellions, acts of terrorism, or revolutions in any country, or any other similar cause beyond the reasonable control of such Party; provided, however, that such default or delay is not caused by the non-performing Party, could not have been prevented by the reasonable precautions of the non-performing Party, and could not have been reasonably circumvented by the non-performing Party through the use of alternate sources, workaround plans, or other means. In such event, the non-performing Party shall be excused from the further performance of its obligation(s) affected for as long as such circumstances continue. Notwithstanding the foregoing, the non-performing Party shall continue to use its best efforts to recommence its performance whenever and to whatever extent possible throughout any default or delay caused by a force majeure occurrence. The non-performing Party shall immediately notify the Party to whom performance is due by telephone (to be confirmed in writing within two (2) days of the inception of such delay) and describe with reasonable detail the circumstances for such delay. If any event under this Article 22: Force Majeure substantially prevents, hinders, or delays the non-performing Party’s performance for more than thirty (30) consecutive days, then at the performing Party’s option it may: (i) terminate or modify any affected portion of any purchase order, the relevant SPA, or this Agreement, and any outstanding amounts owed the Supplier shall be equitably adjusted to reflect such termination; or (ii) terminate this Agreement without liability to any Party as of a date specified by the performing Party in a written notice of termination to the non performing party Neither Party shall have the right to any additional payments from the other Party for costs or expenses incurred as a result of any force majeure occurrence.

23.0 DISPUTE RESOLUTION

23.1 Disputes. Any dispute between the Parties arising out of or relating to this Agreement, including the interpretation of any provision, and with respect to the performance by the Supplier or Siemens, shall be resolved as provided in this Article 23: Dispute Resolution.

23.2. Informal Procedures.

23.2.1 Negotiations between Executives. Prior to the initiation of formal dispute resolution procedures, the Parties shall first attempt in good faith to resolve any dispute arising out of or relating to

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this Agreement or a relevant SPA promptly by negotiation between the executives who have authority to settle the controversy and who are at a higher level of management than the person with direct responsibility for the administration of this Agreement or the relevant SPA. Any Party may give the other written notice of any dispute not resolved in the ordinary course of business. Within ten (10) business days after delivery of such notice, the Party receiving the notice shall submit to the other a written response.

23.2.2 Form of Notice and Response. The notice and the response shall include: (i) a statement of each Party’s position(s) regarding the matter(s) in dispute and a summary of arguments in support thereof, and (ii) the name and title of the executive who will represent that Party and any other person who will accompany such executive. Within thirty (30) business days after delivery of the notice, the designated executives shall meet at a mutually acceptable time and place, and thereafter, as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one Party to the other shall be honored in a timely fashion.

23.2.3 Failure to Resolve. If the matter in dispute has not been resolved within sixty (60) days after delivery of the notice, or, if the Parties fail to meet within thirty (30) days, then the dispute shall be referred to more senior executives who have the authority to settle the dispute and who shall likewise meet in an attempt to resolve the matter(s) in dispute. If the matter(s) have not been resolved within thirty (30) days after its referral to these more senior executives, or, if no meeting of such senior executives has taken place within fifteen (15) after such referral, either Party may initiate subsequent proceedings as provided in this Article 23: Dispute Resolution.

23.2.4 Confidential. All negotiations conducted pursuant to this Section 23.2, and any of the Parties’ submissions in contemplation thereof, shall be kept confidential by the Parties and shall be treated by the Parties and their respective representatives as compromise and settlement negotiations for the purposes of the Federal Rules of Evidence and any similar state rules.

23.3 Limited Effect. The Parties agree that disputes, controversies or claims between them shall not be subject to the provisions of Section 23.2 when:

(a) a Party makes a good faith determination that a breach of the terms of this Agreement by the other Party is such that a temporary restraining order or other injunctive relief is the only appropriate and adequate remedy;

(b) the institution of formal proceedings earlier than as provided in Section 23.2 is necessary to avoid the expiration of any applicable limitation periods or to preserve a superior position with respect to other creditors; or

(c) in the event a Party is involved in litigation with a third party and successfully joins the other Party in litigation.

If a Party files a pleading with a court seeking injunctive relief and is unsuccessful, then the other Party may recover its costs and attorneys fees from the filing Party.

23.4 Litigation. Unless the Parties agree otherwise in writing, formal proceedings for the resolution of a dispute may be commenced after the earlier of: (i) the unsuccessful conclusion of negotiations under Section 23.2; (ii) the designated executives determine that it does not appear likely that the dispute can be resolved under Section 23.2; or (iii) the provisions of Section 23.3 are applicable. The Parties consent to the jurisdiction of the courts of the State of Florida and to jurisdiction and venue in the state and federal courts sitting in Palm Beach County, Florida for all litigation arising out of or related to this Agreement or

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the relevant SPA. The Parties further consent to the jurisdiction of any state court located within a district where the assets of a Party are located for the purpose of the enforcement of a judgment or award against the assets of such Party.

23.5 Continued Performance. Unless the matter(s) in dispute preclude performance, each Party agrees to continue performing its obligations under this Agreement and the relevant SPA while any dispute is being resolved as provided in this Article 23: Dispute Resolution. The foregoing shall not limit a Party’s termination rights and the discontinuation of each Party’s obligations in accordance with termination provisions set forth in Article 24: Termination.

23.6 Governing Law. With the exception of the matters to be resolved under Section 23.7, the relevant SPA, and any Orders and performance under such shall be governed by and construed in accordance with the laws of State of Florida without regard to its choice of law principles. The United Nations Convention for Sale of Goods shall not be applicable to this Agreement, the relevant SPA, or any Orders under these agreements.

23.7 Foreign Domiciled Siemens Affiliates. All matters with regard to dispute resolution for a foreign domiciled Siemens Affiliate shall be as provided in the relevant Adoption Agreement. Orders by a foreign domiciled Siemens Affiliate and performance by such Affiliate under an Adoption Agreement or a relevant SPA pursuant to such an Adoption Agreement shall in no way be deemed or construed as consent by such foreign domiciled Siemens Affiliate to the jurisdiction of any court in the United States or any state thereof. Notwithstanding anything to the contrary herein which may be based on facts or circumstances pertaining to a potential transaction contemplated under this Agreement or a relevant SPA, the Supplier hereby irrevocably and unconditionally waives and releases all rights and claims it may now or hereafter have arising under this Agreement or a relevant SPA that any foreign domiciled Siemens Affiliate is subject to the jurisdiction of the federal or state courts of the United States based solely on the potential transactions contemplated under this Agreement or a relevant SPA; provided, however, that nothing in such waiver and release shall affect the Supplier’s rights to pursue a claim against any foreign domiciled Siemens Affiliate in the courts of its domicile.

24.0 TERMINATION

24.1 Termination for Cause. Either Party may terminate this Agreement in the event the other Party:

(a) materially breaches any of its duties, representations, warranties, obligations, covenants, or responsibilities under this Agreement or a relevant SPA, and fails to: (i) develop within thirty (30) days following written notice of breach a complete plan for curing the breach, which is reasonably acceptable to the other Party; and (ii) fully cures such material breach within sixty (60) days; or

(b) becomes insolvent, voluntarily or involuntarily bankrupt or is unable to meets its obligations when due, allows the appointment of a receiver or other liquidating officer for all or substantially all of its assets or business or makes an assignment for the benefit of creditors, then the non-breaching Party may terminate this Agreement, in whole or in part, as of a date designated in a written notice of termination given to the breaching Party

24.2 Reserved.

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24.3 Termination of a Specific Project Amendment.

24.3.1 Grounds for Termination. A relevant SPA may be terminated prior to completion of the work to be performed under such SPA by:

(a)	termination of the entire Agreement;

(b)	termination of the relevant SPA, provided the same notice and cure periods are followed as apply to termination of the Agreement;

(c)	notice to the Supplier from Siemens of the Customer’s termination of its agreement with Siemens; or

(d)	the mutual written agreement of the Parties.

24.3.2 Actions following Termination. Unless the Agreement is terminated pursuant to Section 24.1, the provisions of this Section 24.3.2 shall be applicable to the termination of the relevant SPA. The Supplier will cease work immediately upon termination of the relevant SPA. In such event, the Supplier will invoice Siemens for any undisputed charges for Hosted Services and other Services satisfactorily delivered or completed before the effective date of termination which meet the requirements of this Agreement and the relevant SPA. Both Parties will act in good faith to minimize such charges; but in no event will such charges exceed the fees or costs specified in the relevant SPA. In addition, in the event this Agreement is terminated by Supplier for cause and at the expiration of the Expiration/Termination Assistance (as defined below) period specified in Section 24.4, Siemens shall be liable to pay any remaining amounts due under Section 14.8, if any, less any amounts paid by Siemens for Expiration/Termination Assistance in accordance with Section 24.4.

24.4 Termination / Expiration Assistance.

24.4.1 Before the Effective Date of Termination/Expiration. Commencing (6) months prior to the termination or expiration of this Agreement, an earlier date if requested by Siemens, or upon any notice of termination (in whole or in part), expiration, or non-renewal of this Agreement, and continuing through the effective date of expiration (as such effective date may be extended pursuant to Article 3: Term) or termination, as applicable, the Supplier shall provide to Siemens or to a designee upon Siemens written request, reasonable termination or expiration assistance to allow the Services to continue for a Customer without interruption or adverse effect and to facilitate the orderly transfer of the Hosted Services and other Services to Siemens or its designee (“Termination/Expiration Assistance”). Termination/Expiration Assistance shall include the following assistance:

(a) the Supplier shall, using its good faith efforts, cooperate with Siemens in effecting the orderly transfer of its Hosted Services and other Services hereunder to a qualified third party supplier;

(b) the Supplier shall continue to perform the support obligations and Services for the fee(s) applicable at the time of expiration and/or termination for a period of five (5) years following the effective date of termination/expiration;

(c) the Supplier shall sublicense, to the extent authorized, to Siemens all third party products utilized with the Hosted Services subject to the use rights set forth in this Agreement; provided, however, that the Supplier shall obtain such sublicenses for Siemens for any third party products utilized in the Hosted Services which are not commercially available; and

(d) provide such other assistance and Services for a separate fee as agreed to by the Parties in writing.

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If the transition assistance is related to the end of the Term, then the Termination/Expiration Assistance shall commence no later than ninety (90) days in advance of the effective date of the termination or expiration.

24.4.2 Following the Effective Date of Termination/Expiration. Provided Siemens is current on its payments of all undisputed invoice amounts, this Section 24.4.2 shall survive the termination or expiration of this Agreement. For a period of five (5) years following the effective date of termination or expiration, the Supplier shall provide without interruption or degradation, at Siemens’ request, any or all of the Hosted Services and other Services being performed by the Supplier prior to the effective date and shall ensure that all new releases, upgrades, updates and enhancements to the Hosted Services and other Services made available to any other customer of Supplier shall also be offered to Siemens for the Customers such that during such period the Customers to receive the same Hosted Services and other Services as made available to any other customers of inContact. To the extent the Supplier is to perform any Hosted Services and other Services, including but not limited to Termination/Expiration Assistance, under this Section 24.4.2, then the provisions of this Agreement shall be applicable as such provisions would have been applicable to such Hosted Services and other Services prior to the effective date of the termination/expiration of this Agreement, including the rates and payment terms set forth in the relevant SPA, if any, or Attachment G: Supplier’s Price List. Notwithstanding the foregoing, inContact may discontinue offering certain applications within the Hosted Services identified in Attachment G: Supplier’s Price List with six (6) months prior written notice provided inContact discontinues such offering for all of its customers.

25.0 CONFIDENTIAL INFORMATION

25.1 Definitions.

(a) “Confidential Information” means (i) the existence, purpose, pricing, subject matter, and terms of this Agreement and the relevant SPA; (ii) information that relates to the purpose stated in this Article 25: Confidential Information; or (iii) information which is otherwise disclosed as a result of the Parties’ performance and that should reasonably have been understood by the receiving Party (“Receiving Party”), because of legends or other markings, the circumstances of disclosure or the nature of the information itself, to be proprietary and confidential to the disclosing Party (“Disclosing Party”), an Affiliate of the Disclosing Party or to a third party. Confidential Information may be disclosed in written or other tangible form (including on magnetic media) or by oral, visual, or other means.

(b) “Affiliate” for the limited purpose of this Article 25: Confidential Information means any person or entity directly or indirectly controlling, controlled by, or under common control with a Party.

25.2 Use of Confidential Information. A Receiving Party of Confidential Information may use the Confidential Information only for the purpose of performance under this Agreement, the relevant SPA, or applicable Orders, including the provision of Services; provided however, that nothing in this Agreement gives either Party the right to disclose the existence, purpose, pricing, subject matter, or terms of this Agreement to any Customer or prospective Customer until a relevant SPA or a purchase order are executed, except that Siemens may disclose such information on a case-by-case basis in response to a Customer inquiry provided such pricing is presented as Siemens pricing and not as the Supplier’s.

25.3 Recipient’s Use of Confidential Information. Receiving Party shall protect such Confidential Information from disclosure to others, using the same degree of care used to protect its own confidential or proprietary information of like importance, but in any case using no less than a reasonable degree of

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care. Receiving Party may disclose Confidential Information received hereunder to (i) its Affiliates who agree, in advance, in writing, to be bound by this Agreement, and (ii) to its employees and independent contractors, and its Affiliates employees and independent contractors, who have a need to know for the purpose of this Agreement, the relevant SPA, or an Order, and who are bound to protect the received Confidential Information from unauthorized use and disclosure under the terms of a written agreement. Confidential Information shall not otherwise be disclosed to any third party without the prior written consent of the Disclosing Party.

25.4 Exceptions. The restrictions of this Agreement on the use and disclosure of Confidential Information shall not apply to information that:

(a) was publicly known at the time of the Disclosing Party’s communication thereof to the Receiving Party;

(b) becomes publicly known through no fault of the Receiving Party subsequent to the time of the Owner’s communication thereof to Receiving Party;

(c) was rightfully in the Receiving Party’s possession free of any obligation of confidence at the time of the Owner’s communication thereof to the Receiving Party;

(d) is developed by the Receiving Party independently of and without reference to any of the Disclosing Party’s Confidential Information or other information that the Disclosing Party disclosed in confidence to any third party;

(e) is rightfully obtained by the Receiving Party from third parties authorized to make such disclosure without restriction; or

(f) is identified by the Disclosing Party as no longer proprietary or confidential.

25.5 Disclosures Required by Law. In the event the Receiving Party is required by law, regulation, or court order to disclose any of the Disclosing Party’s Confidential Information, the Receiving Party will promptly notify the Disclosing Party in writing prior to making any such disclosure in order to facilitate the Disclosing Party seeking a protective order or other appropriate remedy from the proper authority. The Receiving Party agrees to cooperate with the Disclosing Party in seeking such order or other remedy. The Recipient further agrees that if the Disclosing Party is not successful in precluding the requesting legal body from requiring the disclosure of the Confidential Information, it will furnish only that portion of the Confidential Information, which is legally required and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information.

25.6 Property of Owner. All Confidential Information disclosed under this Agreement, the relevant SPA, or a purchase order entered into hereunder (including information in computer software or held in electronic storage media) shall be and remain the property of the Disclosing Party All such information in tangible form shall be returned to the Disclosing Party promptly upon written request or the termination or expiration of this Agreement or the relevant SPA and shall not thereafter be retained in any form by the Receiving Party, its Affiliates, or any employees or independent contractors of the Receiving Party or its Affiliates. Notwithstanding the return, erasure, or destruction of Confidential Information or the termination, through completion or otherwise, of this Agreement, the rights and obligations with respect to the disclosure and use of Confidential Information shall survive until one of the exceptions of Section 25.4 applies.

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25.7 Equitable Relief. The Parties acknowledge that Confidential Information is unique and valuable, and that disclosure in breach of this Agreement will result in irreparable injury to the Disclosing Party for which monetary damages alone would not be an adequate remedy. Therefore, the Parties agree that in the event of a breach or threatened breach of confidentiality, the Disclosing Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or anticipated breach without the necessity of posting a bond. Any such relief shall be in addition to and not in lieu of any appropriate relief in the way of monetary damages.

25.8 Obligations with Regard to Confidential Information Particular to the Supplier. The following additional obligations are applicable when the Receiving Party of the Confidential Information is the Supplier.

25.8.1 Supplier’s Use of Confidential Information. The Supplier shall not use any pricing or other information related to a Customer or potential Customer provided to the Supplier by Siemens (“Customer Information”) to compete against Siemens for a prospective Customer’s business either directly via its retail sales channels, indirectly through its wholesale sales channels, or any other sales channel working with third parties. The Supplier shall establish reasonable procedures to prevent any unauthorized use or disclosure; such procedures shall include, but not be limited to, effective procedural firewalls as well as data firewalls in computer databases, and notifying all the Supplier’s employees, agents, and subcontractors who may have access to any Siemens Confidential Information and/or Customer information of the restrictions contained in this Article 25: Confidential Information. The Supplier shall require that its employees accept terms and conditions of confidentiality no less protective than the terms of this Article 25: Confidential Information in order to obtain access to any Siemens Confidential Information and/or Customer Information. The Supplier shall ensure compliance by its employees, agents, and subcontractors with this Article 25: Confidential Information and shall establish procedures to ensure that its employees, agents, and subcontractors, and other persons acting by, through, or under them comply with the restrictions stated in this Article 25: Confidential Information.

26.0 GENERAL

26.1 Binding Nature. This Agreement shall be binding on the Parties and their respective successors and assigns.

26.2 Assignment and Change of Control.

(a) Neither party shall assign this Agreement without the prior written consent of the other party, except that either party may assign this Agreement to an Affiliate provided however that the assigning Party guarantees the full and timely performance of all such assignee Affiliate’s obligations under this Agreement as a joint primary obligor. Notwithstanding the foregoing, Siemens may assign all or part of this Agreement to any successor-in-interest to all or substantially all of its business or assets, whether voluntarily or by merger, reorganization, asset sale, or otherwise.

(b) In the event that the Supplier shall undertake a Change of Control, Siemens shall have the unilateral right to terminate this Agreement without liability by providing Supplier no less than ninety (90) days written notice of termination and further provided that Siemens provides such notice of termination within thirty days (30) of Siemens’ receipt of notice from Supplier of a Change of Control. Supplier shall provide the termination assistance set forth in Section 24.4. In addition, for a period of two years after such termination Supplier and any of its successors and assigns shall not deal, directly or indirectly, in a competitive manner with any Customers and shall not permit any of its Affiliates to,

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directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of Siemens or potential clients or customers of Siemens for purposes of diverting their business for the Hosted Services or other Services or similar services from Siemens, or intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between Siemens and customers of Siemens for the Hosted Services or other Services. For the avoidance of doubt, any person or entity that entered into a contractual relationship directly with Supplier for the Hosted Services or other Services without any involvement by Siemens, and who was never registered by Siemens pursuant to the process described in Section 2.5 above, shall not be subject to the non-competition restrictions set forth under this Section 26.2(b). However, if the acquiror in any Change of Control of Supplier is any person or entity that is a current competitor of Siemens that competes with Siemens in any line of business or activities in which Siemens operates and that are not material to Siemens operations taken as a whole or to Siemens’ strategic business plans as approved by Siemens executive committee before the date of the notice of the Change of Control to Siemens by Supplier, and Siemens provides notice of termination of this Agreement under this Section 26.2(b), Siemens shall not solicit any Customer to terminate the Hosted Services provided by Supplier for a period of one (1) year from the date of Siemens’ notice of termination.

For purposes of this Section 26.2(b), Change of Control means the occurrence of any one of the following: (i) the direct or indirect sale, lease, license, transfer, conveyance or other disposition, in one or a series of related transactions, of a majority (measured on a fair market value basis) of the assets of the Supplier and its subsidiaries taken as a whole to any Person; (ii) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any Person becomes the owner or beneficial owner, directly or indirectly, of more than 50% of the outstanding voting securities of the Supplier, measured by voting power rather than number of shares; (iii) the Supplier consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Supplier, in any such event pursuant to a transaction in which any of the outstanding voting securities of the Supplier or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of common stock of the Supplier outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting securities of the surviving Person immediately after giving effect to such transaction; (iv) the first day on which the majority of the members of the board of directors of the Supplier cease to be Continuing Directors; or (v) the adoption of a plan relating to the liquidation or dissolution of the Supplier. Continuing Director means, as of any date of determination, any member of the board of directors of the Supplier who (i) was a member of such board of directors on the date of this Agreement; or (ii) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election. Person means any person, entity or group of persons and/or entities acting in concert.

26.2 Compliance with Laws and Applicable Standards. Each Party shall perform its obligations in a manner that complies with all applicable federal, state, and local laws, regulations, ordinances and codes, including the export and foreign controls, the Foreign Corrupt Practices Act, the U.S. Export Administration Act, and the requirements of the FCC, EPA, and OSHA, all as may be amended from time to time. The Supplier shall be responsible for taking appropriate steps to obtain necessary export licenses, if any, related to the export of Software Product(s), and shall provide Siemens with copies of relevant export licenses. If either Party is charged with the failure to comply with any law, the Party charged shall promptly notify the other Party of such charges in writing. Each Party warrants and represents that its execution, delivery, and performance of this Agreement or the relevant SPA shall not constitute (i) a violation of any judgment, order, or decree; or (ii) a material default under any material contract by which it or any of its material assets are bound.

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26.3 Notices. All notices, requests, demands, and determinations under this Agreement (other than routine operational communications), shall be in writing and shall be deemed duly given (i) when delivered by hand, (ii) one (1) day after being given to an express, overnight courier with a reliable system for tracking delivery, or (iii) five (5) days after the day of mailing, when mailed by United States mail, registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

In the case of Siemens:	In the case of the Supplier:
Siemens Enterprise Communication, Inc. 600 Colonial Center Pkwy, Suite 200 Lake Mary, FL 32746 Attn: V.P Supply Chain
With a copy to:
Siemens Enterprise Communication, Inc. 5500 Broken Sound Blvd Boca Raton, FL 33487 Attn: Legal Department

A Party may from time to time change its address or designee for notification purposes by giving the other prior written notice of the new address or designee and the date upon which it will become effective.

26.4 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument.

26.5 Relationship of Parties. The Supplier, in furnishing Software Product(s) and Services hereunder, is acting as an independent contractor and the Supplier has the sole right and obligation to supervise, manage, direct, procure, perform or cause to be performed, all work to be performed by the Supplier under this Agreement. The Supplier is not an agent of Siemens and has no authority to represent Siemens as to any matters, except as expressly authorized in this Agreement.

26.6 Severability. If any provision of this Agreement or the relevant SPA is declared or found to be illegal, unenforceable, or void, then both Parties shall be relieved of all obligations arising under that provision, but only to the extent that such provision is illegal, unenforceable, or void. If the remainder of this Agreement shall not be affected by that declaration or finding and is capable of substantial performance, then each provision not so affected shall be enforced to the extent permitted by law.

26.7 Consents and Approval. Except where expressly provided as being in the discretion of a Party, where agreement, approval, acceptance, consent, or similar action by either Party is required under this Agreement or the relevant SPA, such action shall not be unreasonably delayed or withheld. An approval or consent given by a Party under this Agreement or the relevant SPA shall not relieve the other Party from responsibility for complying with the requirements of this Agreement or the relevant SPA, nor shall it be construed as a waiver of any rights under this Agreement or the relevant SPA, except as and to the extent otherwise expressly provided in such approval or consent.

26.8 Waiver of Default; Cumulative Remedies. No waiver or discharge shall be valid unless in writing and signed by an authorized representative of the Party against which such amendment, waiver, or discharge is sought to be enforced. A delay or omission by either Party to exercise any right or power under this Agreement or the relevant SPA shall not be construed to be a waiver. A waiver by either of the Parties of any of the covenants to be performed by the other or any breach shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained.

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26.9 Remedies. Except as otherwise expressly provided herein, all remedies provided for in this Agreement or the relevant SPA shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise.

26.10 Survival. Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement (in whole or in part) shall survive any termination or expiration of this Agreement or the relevant SPA (in whole or in part, as applicable) and continue in full force and effect. Such provisions shall include, but not be limited to the following: Article 19: Indemnities; Article 23: Dispute Resolution; Article 24: Termination, Article 25: Confidential Information; and Article 26: General.

26.11 Public Disclosures. All media releases, public announcements, and public disclosures relating to this Agreement or the relevant SPA, or, the subject matter of these agreements, including promotional or marketing material, but not including announcements intended solely for internal distribution or disclosures to the extent required to meet legal or regulatory requirements beyond the reasonable control of the disclosing Party, shall be coordinated with and approved by the non disclosing Party prior to release.

26.12 Service Marks. The Supplier agrees that it shall not, without Siemens prior written consent, use the name, service marks, or trademarks of Siemens. The Parties agree to mutually agree to the issuance and content of a press release concerning the subject matter of this Agreement.

26.13 Third Party Beneficiaries. Except as provided in this Agreement and the relevant SPA, these agreements are entered into solely between, and may be enforced only by, Siemens and the Supplier. These agreements shall not be deemed to create any rights in third parties, including suppliers and customers of a Party, or to create any obligations of a Party to any such third parties.

26.14 Amendment. This Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by the authorized representative of each Party.

26.15 Incorporation by Reference and Order of Precedence.

26.15.1 Incorporation by Reference. The attachments and schedules attached hereto are hereby incorporated by reference into this Agreement. Subject to Section 26.14, any amendments to these attachments and schedules, and any other attachments and schedules that are agreed upon by the Parties subsequent to the Effective Date, shall likewise be incorporated by reference into this Agreement and the relevant SPA, as applicable.

26.15.2 Order of Precedence. Any conflict among or between the terms and conditions included in the documents making up this Agreement will be resolved in accordance with the following order of precedence (from highest to lowest priority):

(a)	Specific Project Amendment with Exhibits;

(b)	Change Orders;

(c)	the Adoption Agreement (if applicable);

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(d)	this Agreement and Attachment A;

(e)	the attachments (other than Attachment A);

(f)	the schedules and exhibits including those which are part of the attachments; and

(g)	Orders.

26.16 Entire Agreement. This Agreement, including any relevant SPA, the attachments, schedules, and exhibits, sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions between them relating to such subject matter. Neither of the Parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the effective date hereof in writing and signed by an authorized representative of the Party(ies).

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the authorized officers indicated below and effective as of the date first indicated above.

SUPPLIER	SIEMENS ENTERPRISE ‘ COMMUNICATIONS, INC.

By:	By:
Printed:	Printed:
Title:	Title:
Date:	Date:

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ATTACHMENT A: DEFINITIONS

Adoption Agreement means the terms and conditions for the purchase of the Supplier’s Hosted Services by its Affiliates adopting this Agreement.

Affiliate(s) means any Affiliates means an entity

(i) which is directly or indirectly controlling Siemens;

(ii) which is under the same direct or indirect ownership or control as Siemens; or

(iii) which is directly or indirectly owned or controlled by Siemens.

For these purposes, an entity shall be treated as being controlled by another if that other entity has fifty percent (50%) or more of votes in such entity, and is able to direct its affairs.

Affiliate, for the limited purpose of Article 25: Confidential Information, shall have the meaning stated in Section 25.1 (b).

Agreement means this Master Reseller Agreement and its Appendices as well as any documentation expressly incorporated by reference therein and shall include any amendments or addenda that may subsequently be agreed upon between the Parties in writing.

Binding Proposal shall have the meaning stated in Section 2.4.2.

Change Order or CO shall have the meaning stated in Section 6.2.

Confidential Information shall have the meaning stated in Section 25.1 (a).

Customer shall have the meaning stated in the first paragraph of this Master Reseller Agreement.

Deliverables shall have the meaning stated in Section 2.4.1.

Deposited Information means all information, both proprietary and non proprietary that Siemens requests to be deposited in Escrow, with regards to the Deliverables, this information shall include, but not be limited to: drawings, Documentation, Software, annotated source code (including flow charts), programmer’s tools (including compilers), test protocols and procedures, required or useful for the modification, enhancement, and maintenance of the Software.

Documentation means the written text describing the Software, including the Software system, how it works, and how to work it. It shall include all information required to install and operate the Software as stand-alone products as well as in the Network Solution for the Hosted Services, including but not limited to, all Documentation required to insure the functioning of the interface necessary for the interoperability of each of the Software with all other products, hardware, firmware, equipment, and software included in the Network Solution.

EMEA means the sovereign states and domestic territories in Europe, Middle East and Africa, including Russia, as listed on Attachment L: Country List.

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Enterprise Deployment shall have the meaning stated in Section 14.3.

Error means any mistake, problem, defect, malfunction or deficiency which causes an incorrect or inadequate functioning or non-functioning of the Hosted Services or any deviation from the Specifications or other requirements set forth under this Agreement for the Hosted Services.

Escrow Agreement shall have the meaning stated in Section 17.4.

Hosted Services means the provision of a hosted contact center that includes, but is not limited to software and Software as Services (SaaS) applications to include automatic call distribution and interactive voice response to handle multimedia communications to include voice, chat, email, predictive dialing, text-to-speech, , automated speech recognition, workforce optimization and reporting Software.

Indemnified Party(ies) shall have the meaning stated in Section 19.3.

Initial Deployment means the deployment of the Software for the Hosted Services, including delivery, installation, commissioning, and acceptance testing for the first time in a Customer’s new or existing network pursuant to an Order(s) issued by Siemens.

Initial Effort shall have the meaning stated in Section 21.1.

Intellectual Property Rights means patents (including utility models), inventions, concepts, methods, design patents, and designs (whether or not capable of registration), chip topography rights and other like protection, copyright, trademark and any other form of statutory protection of any kind and applications for any of the foregoing as well as any trade secrets.

Network Solution means the integrated products of several suppliers, including but not limited to hardware and software used by Supplier to provide the Hosted Services.

Offered Prices shall have the meaning stated in Section 13.2.

Object Code means computer programming code, which is substantially or entirely in binary form and is intended to be directly executable by a computer after suitable processing but without the intervening steps of compilation or assembly.

Party or Parties means Siemens and/or Supplier.

Project shall have the meaning stated in Section 2.4.2.

Receiving Party, for the limited purpose of Article 25: Confidential Information, shall have the meaning stated in Section 25.1 (a).

RFP means request for proposal.

Services means the installation, warranty, maintenance support, professional integration or other service, not including the Hosted Services, to be provided by the Supplier under this Agreement.

Siemens means Siemens Enterprise Communications, Inc.

Software is defined as the cumulative reference for the Supplier’s products as listed in Attachment G Price List, Attachment H: Product Roadmap, and if applicable, the relevant SPA in the form of Attachment F: Specific Project Amendment including all related firmware, and software, both as stand-alone products and as components of the Hosted Services as well as any Update, future versions or

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releases thereof in which the Supplier has a right to market and/or for which Siemens acquires the right to market, license, and sublicense under this Agreement and any Documentation for the Software. New products may be added to an attachment upon the written agreement of the Parties.

Source Code means computer programming code and related system documentation, comments and procedural code such as job control language, which may be printed out or displayed in a form readable and understandable by a software programmer of ordinary skill.

Specific Project Amendment or SPA shall have the meaning stated in the first paragraph of this Master Reseller Agreement.

Specifications means the technical and functional specification of the Hosted Services and related Deliverables as described in and/or referred to in Attachment K.

Update shall mean a modification, amendment or enhancement to any Software that incorporates corrections of Errors and/or which provides functional or performance improvements, including the related updated Documentation with identification of any amendments made. The Updates are usually designated as a change in the version number either to the left (from 1.yz to 2.yz) and/or to the right of the decimal point (from x.1 to x.2).

Stop Work Order shall have the meaning stated in Section 5.5.1.

Supplier means the party identified as Supplier in the first paragraph of this Master Reseller Agreement.

Termination/Expiration Assistance means reasonable termination or expiration assistance to allow the Services to continue for a Customer without interruption or adverse effect and to facilitate the orderly transfer of the Services to Siemens or its designee.

Test Plan(s) shall mean those procedures and standards used to test any and all aspects of each of the Parties’ respective products for acceptance and integration/interoperability.

Trained Programmer means a trained computer programmer of general proficiency.

Virus means a software program or other harmful code capable of replicating itself and usually capable of wreaking great harm on the system.

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ATTACHMENT B: INITIAL TRAINING PROGRAMS

1. General

The Supplier agrees to support Customer and internal support training programs by providing Siemens with access to personnel, materials and other resources in a manner consistent with the cooperative spirit of the relationship of the Parties. The Supplier agrees to support a training program including courses covering overview, installation, administration, operations, planning and engineering, provisioning, integration, and maintenance of the Software Product(s).

The Supplier shall provide Siemens with a list of currently available courses for Siemens and its Customers. Prices for all training support provided by the Supplier, including courses and materials identified in this Section are available in Attachment G: Supplier’s Price List of the Agreement or the relevant SPA.

2. Training to Enable Siemens to Sell and Support

The Supplier shall provide training to enable Siemens to sell and support the Hosted Services. Additional training under this Section will be negotiated at a preferred rate.

Supplier will provide training and enablement services to ensure a jumpstart and early success for the partnership at no cost to Siemens. The training to be delivers includes the following:

(1) Go-to-Market training will be targeted at Sales Executives and Sales Engineers in the Siemens organization. Where possible, this training will be field-based in the local geography. Based on agreed-to revenue commitments, initial Go-to-Market and quarterly refresher web-based training will be provided at no charge to Siemens.

(2) Supplier will provide training resources for initial GTM for sales reps and sales engineers. Supplier will provide course content and Siemens will modify as required. Supplier and Siemens will jointly deliver training via onsite and web meetings.

(3) Supplier will provide expert and operations training which provides training, transfer and certification of the Supplier Hosted Services and other Service methodologies for Siemens implementation and .service consultants. The training will be performed in smaller groups that would include:

•	Classroom training at Supplier’s headquarter facilities for SEN US / Latin American personnel

•

Supplier will provide resources and materials for the training; and the funds for travel expenses for Siemens personnel and travel expenses will be credited against the overall revenue commitment set forth in Section 14.8.

•	At the request of SEN, inContact will provide classroom training at Siemens facility for EMEA /Germany, with Supplier funding travel expenses Supplier personnel to provide training in EMEA/Germany.

•	Supplier will provide OJT / virtual training following formal training sessions to accelerate Siemens ramp up

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ATTACHMENT C: QUALITY ASSURANCE AND RELIABILITY

REQUIREMENTS

1.	Quality Assurance Requirements

1.1 The Supplier shall have a documented quality system in place, which meets the Siemens requirements of ISO 9001/2000 compliance as applicable.

1.2 Upon request, the Supplier shall provide Siemens with sufficient quality data, including the right of Siemens to conduct audits and inspections at the Supplier’s and any other location as determined by Siemens in its sole discretion, to verify that the manufacturing processes meets Siemens requirements. A maximum of two (2) weeks notice shall be given before audits or inspections.

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ATTACHMENT D:

IS2c

This Agreement is between the Beneficiary and InnovaSafe.

Software Developers are enrolled as a Depositor.

Use This Agreement if:

•	Multiple Depositors will be added and management of single or

•	multiple deposits are needed.

•	Depositor specific terms and conditions may be required.

•	Modifiable Agreement is required

•	Services include:

•	Complete client service

•	Dual Vaulting – 2nd Vault Location For all Deposits

•	SafeAccess- 24/7 Account Access

•	FullAccess (Private Web Access)

•	SafeFTP- 24/7 Internet Deposits

•	Limited Deposit Verification

•	Quarterly Account Status Reports

•	Quarterly Deposit Tracking

•	Toll Free Telephone Support (800) 239-3989

Questions? Please call (800) 239-3989 or

Live Online Support at www.innovasafe.com

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This Software Source Code Escrow Agreement (“Agreement”), Agreement Number             , effective as of the date signed by the Depositor (“Effective Date”), is made and entered into by InnovaSafe, Inc. (“InnovaSafe”), a California corporation, located at 28502 Constellation Road, Valencia, California, 91355-5082 and             (“Beneficiary”), located at             and each additional person or entity subscribed hereto as a depositor in accordance with the requirements of this Agreement (each a “Depositor” and collectively the “Depositors”). In consideration of the covenants, conditions, warranties and restrictions contained in this Agreement, the parties agree as follows:

1.	DEFINITIONS

For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below, unless expressly defined otherwise in this Agreement:

“Depositor Enrollment Form” means the form used by InnovaSafe for the addition of a Depositor or Depositors to this Agreement in accordance with the requirements of Paragraph 3 hereof, as such form may be modified or replaced by InnovaSafe in its sole discretion from time to time during the term of this Agreement. A copy of the current Depositor Enrollment Form is attached hereto as Exhibit B-Corporate and incorporated herein.

“Description of Deposit” means a general description of the Software and the Deposit as set forth on Exhibit A attached hereto and incorporated herein.

“Deposit” means the copies of the Source Code and any other information, both proprietary and non proprietary that Siemens requests to be deposited in Escrow, with regards to the Software and services of Depositor deposited with InnovaSafe by the Depositor, or otherwise held by InnovaSafe pursuant to the terms of this Agreement.

“License Agreement” means the agreement pursuant to which Depositor licenses the Software to Beneficiary in object code form.

“Replacement” means a Deposit relating to any complete change, modification, enhancement or alteration of the Source Code since the last Deposit which completely replaces all of the previous Deposits.

“Software” means the software that as of the date hereof is licensed by the Depositor to Beneficiary pursuant to the License Agreement, and which is generally described in the Description of Deposit.

“Source Code” means the Software in source code form, including all documentation and instructions, flow charts, programmer’s tools (including compilers), test protocols and procedures required or useful to modify, enhace, maintain, duplicate, compile, interpret and install the source code for the Software.

“Update” means any modification, update or revision of any Software that is subject of the Deposits currently being held by InnovaSafe.

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2.	DEPOSIT PROCEDURES

2.1 Initial, Additional, Duplicate Deposits: (a) Within thirty (30) days of the Effective Date of this Agreement, Depositor agrees to deposit with InnovaSafe, copies of the Source Code for the version of the Software as licensed under the License Agreement. With such delivery, Depositor agrees to provide InnovaSafe with a completed Description of Deposit (Exhibit A). (b) Depositor also agrees to deposit with InnovaSafe the Source Code for each Update or Replacement within thirty (30) days after its release, distribution, or other publication by Depositor in the ordinary course of business. With each such delivery, Depositor agrees to provide InnovaSafe with a completed Description of Deposit (Exhibit A). (c) Depositor shall deliver a duplicate Deposit (including all Updates) within five (5) days of receipt of a written request from an authorized representative of InnovaSafe. Without limiting the foregoing, Depositor shall deliver a duplicate Deposit (including all Updates) to replace any previous Deposit that is impaired due to a defect in or natural degeneration of the recorded medium. All duplicate Deposits may not be encrypted, except for an Update or Replacement Source Code that is transmitted to InnovaSafe in accordance with Paragraph 2.2. (d) Notwithstanding any other provision of this Agreement, InnovaSafe shall have no obligation to return to Depositor any Deposit.

2.2 Encrypted Electronic Deliveries: Subject to the prior agreement of InnovaSafe and Depositor regarding delivery and decryption protocols, Depositor shall have the option but not the obligation to encrypt and transmit the encrypted Deposit for each Deposit over the Internet using InnovaSafe’s SafeDeposit services. InnovaSafe shall not be liable to Depositor or Beneficiary for any encrypted Source Code, or any part thereof that is transmitted over the Internet.

2.3 Deposit Receipt Notification, Safe Access Services and Deposit Tracking: (a) For each Deposit, InnovaSafe will issue a receipt to Depositor, accompanied by a general list or description of the materials deposited. InnovaSafe shall notify Beneficiary and Depositor of receipt of each Deposit by electronic mail (“email”) to the email address described in Paragraph 10 of this Agreement or the Depositor Enrollment Form, as applicable, within a reasonable time following receipt by InnovaSafe of the Deposit. (b) Deposit notification will also be promptly posted to a page at InnovaSafe’s web site, and InnovaSafe will provide Beneficiary and Depositor with a user identification name and password in order to access the InnovaSafe page upon which Deposit notifications are posted. (c) InnovaSafe may provide a written reminder notification to Depositor quarterly of Depositor’s obligation to make update or replacement deposits. Within thirty (30) days of receipt of each such notice, Depositor shall provide written notice certifying to InnovaSafe that (i) it has made the update or replacement deposits as required; or (ii) there has not been a release of a new version of the product since the last deposit. After thirty (30) days of receipt of notice, InnovaSafe will notify Beneficiary that InnovaSafe has received (iii) an update or replacement deposit from Depositor; (b) a statement from Depositor advising there has not been a release of a new version of the product since the last deposit; or (c) no response from Depositor.

2.4 Technical Verification of Deposit: InnovaSafe shall perform, if and to the extent possible, a Limited Deposit Verification on each Deposit when received. All charges and expenses incurred by InnovaSafe in performing a Limited Deposit Verification are included in the annual deposit fees paid hereunder. InnovaSafe shall provide an electronic copy of the Limited Deposit Verification report to the parties listed in Section 10 of this Agreement. Any party may request that InnovaSafe perform a comprehensive deposit verification as provided for on the then currently published InnovaSafe verification information chart. Any charges and expenses incurred by InnovaSafe in carrying out a comprehensive deposit verification will be paid by the party requesting the deposit verification, unless otherwise agreed to in writing. Limitations: Except solely in connection with the performance by InnovaSafe of a more comprehensive deposit verification that has been requested and agreed to by the parties in accordance with this Agreement, InnovaSafe shall have no obligation to determine the physical condition, accuracy, completeness, functionality, performance or non-performance of any Deposit or whether the Deposit contains Source Code.

2.5 Failed Deliveries: InnovaSafe will not be responsible for procuring the delivery of any Deposit.

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3.	BENEFICIARY ENROLLMENT PROCEDURES

3.1 Enrollment of Depositors: Beneficiary may join additional Depositors to this Agreement at any time and from time to time, in its sole and absolute discretion, provided that (a) at the time of entering into this Agreement the Beneficiary and the proposed Depositor are parties to a License Agreement; (b) Beneficiary is not in breach of this Agreement; (c) all fees and costs have been paid to InnovaSafe; and (d) the proposed Depositor completes, signs and delivers the Depositor Enrollment Form as required hereunder.

3.2 Depositor Enrollment Form: Each Depositor designated by Beneficiary pursuant to this Agreement shall be required to agree to the terms hereof and indicate such agreement by delivering to Beneficiary and InnovaSafe the completed Depositor Enrollment Form that has been signed by an authorized representative of Depositor. A person or entity that has not subscribed hereto as a Depositor in accordance with the requirements of this Agreement, including but not limited to, any other licensees of the Software, shall not have any rights hereunder and InnovaSafe shall have no duties to any such persons or entities.

4.	DEPOSIT RELEASE PROCEDURES

4.1 Conditions to Enforcement: Beneficiary shall have the right to enforce the Source Code release procedures described in this Paragraph 4 only if at the time of the requested release: (a) Beneficiary is not in breach of this Agreement; and (b) all fees and costs then due and owing to InnovaSafe shall have been paid in full.

4.1 Release Conditions: The release by InnovaSafe of the Deposit to Beneficiary as further provided in this Paragraph 4, shall be subject to the occurrence of one or more of the following conditions (each a “Release Condition”): (a) Depositor requests in writing that InnovaSafe release the Deposit to Beneficiary; or (b) Depositor takes any action under any state corporation or similar law that will cause both the dissolution of the corporate existence of Depositor and the liquidation by Depositor of its assets; or (c) Depositor has breached a material obligation under the License Agreement that has not been cured by Depositor as provided in the License Agreement, and that will cause Beneficiary to incur immediate and substantial injury for which money damages, or such other remedies provided by the License Agreement, would be inadequate.

4.3 Release Procedures: InnovaSafe will release the Deposit to Beneficiary subject to and in accordance with each of the following conditions: (a) Depositor may provide InnovaSafe with a written release request at any time, and Beneficiary may provide InnovaSafe with a written release request following the occurrence of a Release Condition; (b) Provided that InnovaSafe has been paid all fees and costs then due and owing, InnovaSafe shall promptly deliver a copy of the release request to Depositor or Beneficiary, as applicable (the “Notice of Release Request”); (c) If Beneficiary or Depositor objects to the requested release, then within thirty (30) days of the receipt of the Notice of Release Request, such party agrees to provide InnovaSafe with written notice of such objection, and to provide a copy of such notice to the party requesting the release, stating that a Release Condition has not occurred or has been cured, and instructing InnovaSafe not to release the Deposit as requested (the “Contrary Instructions”); (d) If InnovaSafe does not receive Contrary Instructions within the time and in the manner required above, then InnovaSafe shall deliver a copy of the Deposit to Beneficiary; (e) If InnovaSafe does receive Contrary Instructions within the time and in the manner required above, then InnovaSafe shall not deliver a copy of the Deposit to Beneficiary, but shall continue to hold the Deposit until the first to occur of the following: (i) InnovaSafe receives joint written release instructions from Beneficiary and Depositor; or (ii) InnovaSafe receives a copy of an order or judgment of a court of competent jurisdiction, or the decision of an arbitrator, if applicable, directing InnovaSafe to act with regard to disposition of the Deposit.

4.4 Rights in Bankruptcy and Effect of Release: (a) The parties agree that this Agreement, as it may be modified, supplemented, or replaced from time to time, is not intended and shall not be construed to constitute an election of remedies by Beneficiary, or otherwise to supersede or foreclose any rights to which Beneficiary otherwise would be entitled under Title 11 United States Bankruptcy Code §365(n), as a licensee of intellectual property. (b) Upon receipt of the Deposit, and subject to the covenants, conditions, warranties and restrictions of this Agreement and the License Agreement, Beneficiary shall have the right

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and hereby agrees to use the Deposit, including copying and modification thereof, only as reasonably necessary for the sole purpose of enabling Beneficiary to use the Software for its intended purpose (unless otherwise authorized by the express terms of the License Agreement). Beneficiary shall use commercially reasonable measures to protect the integrity, security and confidentiality of the Deposit. The foregoing does not grant, sell, assign or otherwise transfer to Beneficiary any title to or ownership of all or any part of the Deposit or Software, or related documentation, or any other property of Depositor, and without limiting the foregoing, does not grant to Beneficiary any right to publish, perform, adapt, create derivative works from, or distribute the Software or any part thereof.

4.5 Authorization to Copy: Depositor authorizes InnovaSafe to use and copy the Deposit as determined by InnovaSafe in its sole discretion as necessary for the performance of its obligations hereunder, including but not limited to, performing any Deposit verification testing as authorized hereunder, provided, however, that the foregoing authorization does not grant, sell, assign or otherwise transfer to InnovaSafe any title to or ownership of any part of the Deposit or Software, or related documentation, or any other property of Licensor, except for the media upon which the Deposit is recorded, title to and ownership of which shall pass to InnovaSafe as provided herein.

5.	FEES AND PAYMENTS

5.1 Fee Schedule, Payments and Suspension of Performance: (a) The fees and charges of InnovaSafe are set forth on the fee schedule attached hereto as Exhibit C and incorporated herein. After the expiration of the initial term, InnovaSafe may increase its fees and costs on an annual basis by providing written notice of such increase at least sixty (60) days prior to the commencement of the next renewal term. (b) All fees, costs and any other amounts due and payable to InnovaSafe as provided hereunder, shall be paid             . Initial and annual fees must be paid to InnovaSafe within 30 days of the Effective Date and on each anniversary thereof. All other amounts payable to InnovaSafe shall be paid within thirty (30) days from the date of invoice to the applicable party. Neither Beneficiary nor any Depositor shall be entitled to any refunds, withholds, offsets, reductions in, or deductions from, any payments due to InnovaSafe hereunder. (c) In addition to and without limiting any other right or remedy to which InnovaSafe may be entitled, InnovaSafe shall have the right, in its sole discretion, to suspend the performance of any or all of its obligations hereunder for so long as any amount due hereunder remains unpaid in whole or in part.

6.	TERM AND TERMINATION

6.1 Term: This Agreement shall have an initial term of             from the date hereof unless earlier terminated as provided herein. At the expiration of the initial term, this Agreement shall automatically renew from year to year thereafter until this Agreement is terminated in accordance with the terms hereof.

6.2 Termination for Cause: (a) Notwithstanding the foregoing, this Agreement shall terminate as to each specific Depositor immediately and automatically upon either the expiration of the applicable License Agreement between Beneficiary and such Depositor, or the earlier termination of the applicable License Agreement between Beneficiary and such Depositor, whichever is applicable, provided, however, that in the case of termination (as distinguished from the expiration) of the applicable License Agreement between Beneficiary and such Depositor, such termination has been effected by Depositor in accordance with the requirements of the applicable License Agreement. (b) InnovaSafe shall have the right to terminate this Agreement as to any Depositor or as to Beneficiary, in the event of non-payment of any fees or other amounts due and payable to InnovaSafe or its designee, or if Depositor otherwise breaches this Agreement, provided, however, that written notice of such breach is given to all applicable parties. If Beneficiary or the applicable Depositor fails to cure such breach within five (5) business days of the date such notice is delivered, then InnovaSafe shall have the right to terminate this Agreement by sending written notice of termination to Beneficiary and all applicable Depositors, and further provided, however that if payment is due from a Depositor and not from Beneficiary, then InnovaSafe may terminate this Agreement only as to that Depositor. InnovaSafe shall have no obligation to perform any obligations under this Agreement so long as such breach remains uncured, including but not limited to, the receipt or release of any Deposit as required under this Agreement. Any party may cure amounts past due, whether or not such party is obligated under this Agreement.

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6.3 Termination Without Cause: (a) After the expiration of the initial term of this Agreement, Beneficiary shall have the right to terminate this Agreement without cause, in its sole discretion, by giving each Depositor and InnovaSafe written notice of its intent to terminate this Agreement at least forty-five (45) business days prior to the expiration of the initial term or the next renewal term, whichever is applicable; (b) Notwithstanding any other provision hereof, at any time during the term of this Agreement, InnovaSafe shall have the right to terminate this Agreement without cause, in its sole discretion, by giving Beneficiary and each Depositor written notice of its intent to terminate this Agreement at least thirty (30) days prior to the date set for termination. During such 30 day period Depositor shall have the right to provide InnovaSafe with written instructions authorizing InnovaSafe to return the Deposit, and if InnovaSafe does not receive such written instructions from Depositor within the foregoing 30 day period, then InnovaSafe shall attempt to return any Deposit in its possession to Depositor, or if InnovaSafe is not able to locate the Depositor after reasonable attempts, then InnovaSafe may destroy the Deposit. InnovaSafe shall continue to be entitled to payment at its then current fees and charges (notwithstanding the termination date specified in its notice) until the Deposits are returned or destroyed; (c) A Depositor may not terminate this Agreement.

6.4 Disposition of Deposit: Upon the termination of this Agreement, the following shall apply: (a) all amounts then due and owing to InnovaSafe hereunder shall be paid in full; (b) if the termination is as to all Depositors, then InnovaSafe shall immediately return any Deposit to the appropriate Depositor, and (c) if InnovaSafe does not receive written instructions from Depositor authorizing InnovaSafe to return all Deposits, or if InnovaSafe is not able to locate Depositor after reasonable attempts, then InnovaSafe will destroy the Deposit. Notwithstanding any other provision of this Agreement, InnovaSafe shall have the sole, exclusive and continuing right to control the final disposition of the physical material (e.g., a DVD) upon which the Deposit or other intellectual property is recorded, including but not limited to, the final destruction of the material.

6.5 Survival of Certain Obligations: Upon the termination of this Agreement, all future and continuing rights and obligations established hereunder will terminate, except: (a) the obligations of each party to maintain confidentiality, as defined herein; (b) the obligations of the parties which by their terms are intended to survive, (c) any claim or cause of action for breach of this Agreement, or for indemnity or contribution, existing as of the date of termination, which claim or cause of action will remain in full force and effect until such rights and obligations are fully discharged.

7.	REPRESENTATIONS AND WARRANTIES OF DEPOSITOR

7.1 No Conflicts: Depositor represents and warrants to Beneficiary and to InnovaSafe that the grant by Depositor to Beneficiary of the rights granted hereunder, the Deposit made pursuant hereto, and the implementation of this Agreement in accordance with its terms, do not and will not conflict with, violate or infringe upon (a) any rights or interests of any person or entity not a party to this Agreement, (b) any terms of any express or implied contract between Depositor and any other person or entity, or (c) any judicial or administrative order, award, judgment or decree of any state or country applicable to Depositor, or (d) any laws, rules or regulations of any country from or to which any Deposit may be delivered in accordance with the provisions of this Agreement, including but not limited to, customs laws, import, export, and re-export laws.

7.2 Usability of Source Code: Depositor represents and warrants that the Deposit made to InnovaSafe at all times (a) will be the version of the current release of the Software, as offered by Depositor to Beneficiary or other licensees in the ordinary course of business from time to time during the term of this Agreement, (b) will be understandable and useable by a reasonably skilled programmer or other professional to understand, maintain, and correct the Software without assistance of any other person, (c) will contain sufficient documentation to enable such a skilled programmer or other professional to understand and use any proprietary languages or programming components that such a skilled programmer or other professional could not reasonably be expected to understand, and (d) includes all the devices, programming, and

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documentation necessary for the maintenance of the Software by Beneficiary upon release of the Deposit pursuant to this Agreement, except for devices, programming, and documentation commercially available to beneficiary on reasonable terms through readily known sources other than the Depositor.

8.	RECORDS, REPORTS, ADMINISTRATION

8.1 Records of Deposits: InnovaSafe will maintain written records of all Deposits made by Depositor pursuant to this Agreement. InnovaSafe shall be entitled to rely on the completeness and accuracy of all information, documents and materials provided to InnovaSafe by Depositor, Beneficiary or any other person or entity, in connection with this Agreement. Beneficiary may be entitled at reasonable times during normal InnovaSafe business hours and upon reasonable notice to InnovaSafe to inspect the records of Deposits maintained by InnovaSafe pursuant to this Agreement. Depositor may be entitled at reasonable times during normal InnovaSafe business hours and upon reasonable notice to both Depositor and InnovaSafe, to inspect the records of Deposits maintained by InnovaSafe pursuant to this Agreement, provided, however, the right of such Depositor to inspect such records of Deposit shall be limited to only those records and Deposits that pertain to the requesting Depositor.

8.2 Reports: Unless otherwise provided for herein, on a quarterly basis, InnovaSafe will prepare and submit an account history report to Beneficiary.

8.3 Confidentiality and Storage of Deposits: (a) Except as otherwise required to carry out its duties under this Agreement, InnovaSafe shall not permit any unauthorized person access to the Deposit. If InnovaSafe receives any order from a court or other judicial or arbitral tribunal pertaining to the disclosure or release of the Deposit, InnovaSafe will immediately notify the parties to this Agreement unless prohibited by law. Challenge of any such disclosure or release order shall be the sole responsibility of Depositor and Beneficiary. InnovaSafe does not waive its rights to present its position with respect to any such order. No party has the right to require InnovaSafe to disobey any order from a court or other judicial or arbitral tribunal. (b) The storage of all Deposits will be in locked facilities.

8.4 Reliance and Suspension of Performance: (a) InnovaSafe shall have no responsibility for determining the genuineness or validity of any instruction, document or other item given to or deposited with it, and in the performance of its obligations under this Agreement shall be entitled to rely upon any email or written notice, instruction or request furnished to InnovaSafe by any of the parties hereto if such instructions are believed in good faith by InnovaSafe to have been given by an officer or another authorized representative of a party hereto. All employees of Depositor and any Beneficiary, respectively, are conclusively deemed to have proper authority to act on behalf of such party hereunder. InnovaSafe shall have no responsibility with respect to the Deposit other than to follow such instructions as may be provided herein. (b) If any controversy exists between or among the Depositor and any of the Beneficiaries hereto, or with any other person or entity with respect to the Deposit or the subject matter of this Agreement, InnovaSafe shall not be required to determine the same or take any action with respect thereto, but in addition to and without limiting any other right or remedy to which InnovaSafe may be entitled, InnovaSafe shall have the right, in its sole discretion, to suspend the performance of any or all of its obligations hereunder for so long as any such conflict or controversy may exist hereunder.

8.5 Duty of Care and Sub-Contractors: InnovaSafe shall perform all of the duties required by this Agreement in good faith. Except as expressly stated in this Section 8.5, InnovaSafe shall have no duty of care, inquiry or disclosure, whether express or implied, in the performance of its obligations under this Agreement. Any and all sub-contractors performing verification or other services on behalf of InnovaSafe shall be subject to the same duty of care as InnovaSafe.

9.	INDEMNIFICATION, DISPUTE RESOLUTION AND CLAIMS

9.1 Indemnification: Beneficiary, on the one hand, and each Depositor on the other hand, jointly and severally, agree to indemnify, defend and hold harmless InnovaSafe and its directors, officers, agents and employees (collectively “InnovaSafe”) from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively “Liabilities”), and will reimburse

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InnovaSafe for all fees and expenses (including the reasonable fees and expenses of counsel) (collectively, “Expenses”) as they are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation, whether or not in connection with pending or threatened litigation or arbitration and whether or not InnovaSafe is a party (collectively, “Actions”), relating to this Agreement or arising out of or in connection with the services rendered or to be rendered by InnovaSafe pursuant to this Agreement, or any actions or inactions of InnovaSafe in connection with any such services or this Agreement; provided that Beneficiary and Depositor will not be responsible for any Liabilities or Expenses of InnovaSafe that are determined to have resulted solely from the gross negligence or willful misconduct of InnovaSafe in connection with any of the services, actions, or inactions referred to above.

9.2 Interpleader: In the event conflicting demands are made or conflicting notices are served upon InnovaSafe with respect to this Agreement or any Deposit, including but not limited to, upon the receipt of Contrary Instructions from Depositor, the parties expressly agree that in addition to the right to suspend its performance as provided in Paragraph 9.1 (b) hereunder, InnovaSafe shall have the absolute right, in its sole discretion, to file an action in interpleader requiring the Depositor and Beneficiary to answer and litigate their several claims and rights among themselves. InnovaSafe is hereby authorized to comply with the applicable interpleader statutes of the State of California in this regard, and Depositor agrees to pay all costs, expenses and reasonable attorneys’ fees incurred by InnovaSafe in connection therewith, the amount thereof to be fixed and judgment thereon to be rendered by the court in such suit. Depositor agrees that InnovaSafe shall be obligated to act in accordance with an order or judgment of a court of competent jurisdiction directing InnovaSafe to act with regard to disposition of the Deposit, or the final decision of an arbitrator directing InnovaSafe to act with regard to disposition of the Deposit, and Depositor hereby authorizes and directs InnovaSafe to act in accordance with such order of a court or decision of an arbitrator.

9. 3 Mediation and Arbitration: (a) In the event of any controversy, dispute or claim between InnovaSafe and any other party hereto that arises under or otherwise relates to this Agreement, the parties agree that the dispute shall be submitted to mediation facilitated by a mediator as mutually approved by the parties, which approval shall not be unreasonably withheld or delayed by either party (“Mediator”). The parties agree to participate in good faith in the mediation conferences. Each party shall bear one-half (or its proportionate share if there are more than two parties) of the costs of the mediation, including the Mediator’s fees. (b) If the parties are unable to resolve the claim, controversy or dispute through mediation, then it shall be decided by arbitration in Los Angeles County, California, in front of a single retired judge through the Judicial Arbitration and Mediation Service or, in its absence, any similar organization providing the arbitration services of retired judges (“JAMS”). If for any reason within 30 days of an arbitration demand, any other party to the Agreement fails to state in writing that it will cooperate in selecting the sole arbitrator, then the remaining party shall select the arbitrator. If for any reason the sole arbitrator is not selected within 45 days of the written arbitration demand, then JAMS shall have sole authority to assign one of its retired judges as the arbitrator that has experience with intellectual property law. The parties shall be entitled to discovery to the full extent provided in civil actions pending in the Superior Court for Los Angeles County, with the arbitrator deciding any controversies arising during and with respect to discovery. The decision of the arbitrator with respect to any issues submitted for determination shall be final and binding on all of the parties to this Agreement, provided, however that the arbitrator shall not have the power to award punitive or exemplary damages. Not less than 21 days before the first scheduled session of the arbitration hearing, each party shall deliver to the other: (i) a complete list of the names of the witnesses that the party will call to testify at the hearing; and (ii) a complete and accurate copy of each document the party will offer in evidence at the hearing, excluding witnesses and documents that are used for impeachment.

9.4(a) Disclaimer of Warranties: InnovaSafe expressly disclaims any and all warranties, express or implied, in connection with this Agreement, or its implementation, or arising out of a course of performance, dealing, or trade usage, including, without limitation, any warranties of title, non infringement, merchantability, fitness for a particular purpose, defect, workmanship or uninterrupted or error-free use or operation. (b) Limitations of Claims: No action or claim against InnovaSafe arising out

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of or in any way relating to this Agreement may be instituted more than one (1) year after the event giving rise to such action or claim, and in no event shall InnovaSafe, its affiliates, or any of its or their representatives be responsible or liable for any indirect, incidental, consequential, special, exemplary, or punitive damages (including, but not limited to, loss of data, savings, revenue or profits), even if InnovaSafe, its affiliates, or any of its or their representatives has been advised of the possibility of such damages, including but not limited to, any damages from the use of, interruption of use, or inability to use any software or any data related thereto. (c) Limitation of Liability: In no event shall the total collective liability of InnovaSafe, its affiliates, and any of its or their representatives arising out of or relating in any way to this Agreement or it implementation exceed the total amounts paid or payable by the depositor or Beneficiary to InnovaSafe hereunder, provided, however, that the foregoing limitation does not apply to damages (excluding damage to the Escrow Deposit media) that are determined by a judgment of a court of competent jurisdiction which is no longer subject to appeal or further review to have resulted solely from the gross negligence or willful misconduct of InnovaSafe. (d) Proceedings: InnovaSafe shall not be required or compelled to be a party to, assist in, or otherwise participate, whether as a witness or in any other capacity, in any investigation, audit, action or proceeding, whether judicial, arbitral or administrative, instituted by Depositor, Beneficiary, or any third party (collectively, a “Proceeding”), provided, however, that in the event that InnovaSafe is made a party to or is threatened to be made a party to, or otherwise becomes involved in, any such Proceeding, then in any such case Depositor agrees to pay in advance, upon receipt of written demand therefor from InnovaSafe, any and all expenses that may be incurred by InnovaSafe in connection therewith, which shall include, without limitation, attorneys’ fees, disbursements and retainers, court costs, transcript costs, fees of accountants, experts and witnesses, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness or other participant in a Proceeding.

10.	NOTICES

10.1 Notices and Notice Address: Except as otherwise provided herein for Deposits or notices of Updates and Replacements, all notices, requests, demands, or other communications required or permitted under this Agreement shall be in writing. Notice shall be sufficiently given for all purposes if done by personal delivery, or electronic mail, or First Class Mail, or Certified Mail, or commercial overnight delivery service (DHL, FedEx, UPS), or facsimile transmission. Any correctly addressed notice that is refused, unclaimed, or undeliverable because of an act or omission of the party to be notified shall be deemed effective as of the first date that said notice was refused, unclaimed, or deemed undeliverable by the postal authorities, messenger, or overnight delivery service. Any party may change its contact information by giving the other party notice of the change in any manner permitted by this Agreement. Any party has the option to update their contact information with InnovaSafe using the “Change of Status” form on our website, http://www.innovasafe.com/update.html.

BENEFICIARY:

Contact Name:

Title:

Street address:

City, State, Postal Code

Country:

Phone:

Facsimile:

Email:

Purchase Order (if applicable):

INNOVASAFE, INC.

Corporate Address:	28502 Constellation Road, Valencia, California, 91355-5082 USA
Mailing Address:	PO Box 800256, Valencia, California 91380-0256 USA
Phone:	USA Direct: 1-800-239-3989

International Direct: 1-661-310-1810
Facsimile:	1-661-295-5515
eMail:	clientservices@innovasafe.com

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DEPOSITOR: As set forth in Exhibit “B-Corporate”.

11.	MISCELLANEOUS PROVISIONS

11.1 Independent Contractors: The parties are independent contractors, and no party shall be held to be a fiduciary or trustee, or to have any fiduciary obligation, to any other party, or shall be considered, by entering into or performing any obligation under this Agreement, to assume or become liable for any special duty, or any existing or future obligations, liabilities or debts of the other party. No employee or agent of one party shall be considered to be an employee or agent of the other party.

11.2 Complete Statement, Interpretation and Modification of Agreement: The parties hereto acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement is the complete and exclusive statement of their agreement with respect to the subject matter hereof, and supersedes all oral or written proposals, understandings, representations, warranties, covenants, and communications between the parties relating hereto. InnovaSafe is not a party to the License Agreement and no provision of the License Agreement shall be construed to apply to InnovaSafe or otherwise give rise to any obligation of InnovaSafe. Each party and its counsel have participated fully in the review and approval of this Agreement. Any statute or rule of law to the effect that ambiguities are to be resolved against the drafting party shall not apply in interpreting this Agreement. No supplement, amendment, or modification of this Agreement shall be binding unless it is in writing and signed by Beneficiary and InnovaSafe, and by Depositor if it affects any material right or obligation of such Depositor provided hereunder. No course of performance by the parties hereunder shall be deemed to constitute an amendment of this Agreement.

11.3 Waiver: No waiver of a breach, failure of a condition, or any right or remedy contained in or granted by the provisions of this Agreement shall be effective unless it is in writing and signed by the waiving party. No waiver of any breach, failure, right, or remedy shall be deemed a waiver of any other breach, failure, right or remedy, whether or not similar, nor shall any waiver constitute a continuing waiver unless the writing so specifies.

11.4 Attorneys’ Fees: In any litigation, arbitration or other proceeding by which one party either seeks to enforce its rights under this Agreement (whether in contract, tort, or both) or seeks a declaration of any rights or obligations under this Agreement, the prevailing party shall be awarded reasonable attorneys’ fees, together with any costs and expenses, to resolve the dispute and to enforce the final judgment.

11.5 Force Majeure: Except for obligations to make payment as indicated herein, no party shall be held responsible for any act, failure, event, or circumstance addressed herein if such act, failure, event, or circumstance is caused by conditions beyond such party’s reasonable control.

11.6 Due Authorization, No Third Party Rights, Partial Invalidity, Headings: (a) Each party represents and warrants that the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate, partnership, or limited liability company action. (b) This Agreement is made solely for the benefit of the parties to this Agreement and their respective permitted, authorized and acknowledged successors and assigns, and no other person or entity shall have or acquire any right by virtue of this Agreement. (c) If any provision of this Agreement is held illegal, unenforceable, or in conflict with any law of any federal, state or local government having jurisdiction over this Agreement, the validity of the remaining provisions hereof shall not be affected thereby. (d) The headings in this Agreement are included for convenience only and shall neither effect the construction or interpretation of any provision in this Agreement nor affect any of the rights or obligations of the parties to this Agreement.

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11.7 Governing Law: The validity of this agreement and any of its terms or provisions, as well the rights and duties of the parties under this agreement, shall be construed pursuant to and in accordance with the laws of the State of California, and each party to this agreement specifically agrees to submit to the jurisdiction of the courts of the State of California.

11.8 Instructions to InnovaSafe: This Agreement shall constitute instructions to InnovaSafe as escrow agent. In addition, Depositor and each Beneficiary agrees to execute, deliver and be bound by any supplemental or general policies or procedures of InnovaSafe or such other instruments as may be reasonably required by InnovaSafe in order to perform its obligations as contemplated by this Agreement. In the event of any conflict or any inconsistency between such policies or procedures and any provision of this Agreement, the provision of this Agreement shall control.

11.9 Counterparts, Facsimile and Scanned Copy: This Agreement may be signed in one or more counterparts, by facsimile or scanned copy each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date below the signatures.

BENEFICIARY	INNOVASAFE.

BY:	BY:

Signature	Signature

Name:	Name:

Title:	Title:

Date:	Date:

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EXHIBIT A

DESCRIPTION OF DEPOSIT

INNOVASAFE ACCOUNT #

THIS FORM MUST ACCOMPANY EACH DEPOSIT TO INNOVASAFE. PLEASE SEND ALL

DEPOSITS TO THE INNOVASAFE CORPORATE OFFICES.

The Ex. A can also be completed online at: http://www.innovasafe.com/exhibitA.html

DEPOSITOR CONTACT INFORMATION:

Company:	Contact:
Title:	Email:
St. Address:	City/State:
Postal Code:	Country:
Tel #:	Fax #:

Deposit Details

Media Type (CD, DVD, DAT etc):	Indicate hardware used to create deposit:

Number of Media:	Indicate operating systems used:

Copies (1 or 2):	Indicate backup command/software used:

Product(s) Name:	Indicate software compression used:

Product Version:	Indicate whether encryption/password protection was used:
What computer language was the source written:
Approximate size of the data on the media: (MB/GB)

TYPE OF DEPOSIT (REQUIRED): *PLEASE CHECK ONLY ONE BOX

☐     Initial Deposit ☐     Update Deposit ☐     Replacement Deposit

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IF THIS IS A REPLACEMENT DEPOSIT, PLEASE INDICATE WHETHER WE SHOULD RETURN OR DESTROY THE PREVIOUS DEPOSIT(S):

☐ Return OR    ☐ Destroy (Checking this box authorizes InnovaSafe to Destroy the previous deposit(s)) If this deposit is to be returned or destroyed, please indicate in the space below the name and version of the previous deposit(s) you would like to replace. If you would like to replace all previous deposits select “All”:

☐ All or Specific Deposits (list here):

EXHIBIT B-COPRORATE

DEPOSITOR ENROLLMENT FORM

INNOVASAFE ACCOUNT #

This form can be completed online. Go to http://www.InnovaSafe.com/ExhibitB.html

The undersigned Depositor hereby acknowledges, accepts, and agrees to be bound by the terms of the above-referenced Software Source Code Escrow Agreement by and between InnovaSafe, Inc. and                    as Beneficiary, on this                    day of                     , 20         (the “Agreement”).

DEPOSITOR INFORMATION:

*This contact person will receive ALL deposit and update deposit notifications.

☐ Check here if there is an alternate contact person and list them on the back of this form.

Company:	Contact:
Title:	Email:
St. Address:	City/State:
Postal Code:	Country:
Tel #:	Fax #:

Signature (Required):

BENEFICIARY INFORMATION:

Company:	Contact:
Title:	Email:
St. Address:	City/State:
Postal Code:	Country:
Tel #:	Fax #:

PLEASE LIST WHICH SOFTWARE PACKAGE(S) THIS BENEFICIARY IS ENTITLED:

Party responsible for:	Deposit fee:	☐	Depositor

See “Exhibit C”		☐	Beneficiary

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Invoicing Contact (Required):

Contact:	St. Address:
City/State:	Postal Code:
Country:	Tel #:
Email:	Purchase Order #:

Please return this form to:	By Mail to: InnovaSafe, Inc. PO Box 800256 Valencia, CA 91380-0256 USA	By Commercial Courier: InnovaSafe, Inc. 28502 Constellation Rd. Valencia, CA 91355-5082 USA

EXHIBIT C

SCHEDULE OF FEES

INNOVASAFE ACCOUNT #

Set Up Fee	No Fee
Annual Deposit Fee*
¡ Per Product	$1,200
¡ Included Serviceso FullAccess (4+B)
o Unlimited Deposits o Dual Vaulting o Account Status Reports – Quarterly o Deposit Tracking – Quarterly o Online Account Status o Limited Deposit Verification
Annual Beneficiary Fee* (per beneficiary enrollment)	No Fee
Release Request Fee – per request	$250
Optional Services
¡ Dynamic Escrow Option – per vault—Annual	☐ Yes ☐ No
o Set Up Fee	$500
o Annual fee per vault	$995
o Basic Report	Included
o Detailed Report – per report	$95 ☐ Yes ☐ No
¡ Limited Deposit Verification Plus ¡ L1 Verification – Deposit Compilation ¡ L2 Verification – Binary Comparison ¡ L3 Verification – Full Verification	Quote Only
*	One deposit fee will always be invoiced

All Fees Are Payable in US Dollars unless

otherwise agreed to in writing

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ATTACHMENT E: SERVICE LEVEL AGREEMENT

1.	Overview

The intention of this SLA is to define the support requirements for the Hosted Services purchased by Siemens from inContact and the other Services, including support Services.

1.1 Services To Be Performed

Subject to the terms and conditions of this SLA and the Agreement, inContact shall provide Siemens and its Customers the Hosted Services and other Services as Siemens may request from time to time.

2.	Definitions

For the purpose of this SLA, the definitions set forth in the Agreement shall have the meanings specified in such Agreement, and the following additional terms shall have the meanings set forth below.

“Business Day” shall mean the local time from 8:00 AM to 5:00 PM, Monday through Friday, excluding holidays.

“Call Response Time” shall mean the elapsed time between the reporting of a problem by Siemens and the time inContact’s TSC contacts Siemens TSC.

“Critical” is a designation for a Problem Report as provided in Section 8 Severity Definitions. (This is equivalent to inContact’s “Severity 1” problem categorization.)

“Defect” is a problem requiring a software change in the codebase of inContact’s solutions.

“Epidemic Failure” shall mean a failure affecting or tending to affect many individual Customers or applications at the same time.

“Final Fix” shall mean a correction to a problem that permanently corrects a defect.

“Fix” shall mean a correction to the Software Product(s).

“Fix Response Time” shall mean the elapsed time between Siemens reporting a problem and the time specified in Table 1 Problem Resolution Timeframes of Schedule I -Technical Assistance for inContact to provide an acceptable resolution to Siemens.

“Incident” is defined as any event which is not part of the standard operation of a service and which causes, or may cause an interruption to, or a reduction in the quality of that service.

“Information Request” or “IR” shall mean a service request for which the Customer with minimal technical expertise and acquaintance with the Hosted Services could have determined or resolved on their own.

“Initial Response” shall mean the time allowed for inContact’s TSC to respond to Problem Report(s) originated by Siemens TSC.

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“Level-1 Support” shall mean the initial fault diagnosis procedures observed by or responses to Information Requests by Siemens TSC to identify a Software problem with inContact’s Software Product.

“Level-2 Support” shall mean the Services provided by inContact’s TSC to correct a Software problem or respond to Information Requests identified by Level-1 Support.

“Level-3 Support” shall mean the Services provided by inContact’s TSC to bring final correction to a Software problem not resolved by Level-2 Support.

“Level-4 Support” shall mean the Services provided by inContact’s technology partners to bring final correction to a Software problem not resolved by Level-2 or Level-3 Support. When required, Level-4 Support is only accessed by inContact’s Level-3 TSC.

“Major” is a designation for a Problem Report as provided in Section 8 Severity Definitions. (This is equivalent to inContact’s “Severity 2” problem categorization.)

“Mean time to Resolve” / “MTTR” represents the average time to resolve an incident

“Minor” is a designation for a Problem Report as provided in Section 8 Severity Definitions. (This is equivalent to inContact’s “Severity 3”and “Severity 4” problem categorizations.)

“Problem Report” or “PR” shall mean the report of a problem encountered by the Customer during operation.

“Release Notes” shall mean inContact’s notes documenting the effect of a change to a specific Version, Upgrade or Update of Software.

“Remote Support Center” or “RSC” shall mean a secure IP connection between Siemens and inContact which provides access to Customer’s equipment to enable remote diagnosis for problem resolution.

“Services” shall mean the installation, maintenance support, professional integration, or other service to be provided under this Agreement.

“Sporadic Malfunction” shall mean a randomly occurring malfunction of the Software Product(s). This malfunction may occur occasionally, singularly, or in a scattered pattern.

“Technical Support” shall mean the support Services provided by inContact’s TSC (including Subject Matter Experts) and/or Siemens TSC, as applicable.

“TSC” shall mean the Technical Support Center of inContact and/or Siemens, as applicable.

“24x7” shall mean twenty-four (24) hours a day by seven (7) days a week which therefore includes days, nights, weekends, and holidays.

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3.	Services

3.1	Services Provided

Subject to the terms and conditions of the Agreement and the relevant SPA, inContact shall provide the following Services:

Schedule I – Technical Assistance

Schedule II –Documentation

Schedule III – Installation

Schedule IV – Joint Operating Guidelines

These Services shall be priced in accordance with Attachment G: inContact’s Price List in the Agreement.

3.2	Responsibilities

inContact shall be responsible for supplying the Services described in the following schedules.

3.3	Service Levels for the Hosted Services

inContact will provide at least two (2) business days advance notice of any scheduled maintenance to the the Network Solution.

inContact commits to providing visibility into platform status and availability.

inContact commits to deliver 99.99% availability per month for core components of inContact service, which are the services required for contact delivery. The Service components (the “Components”) are:

•	inTouch Reporting

•	dbConnector

•	inContact core system (the ability to deliver a contact)

•	inContact agent or station

The Echo service will be delivered per the SLAs as follows:

•	Echo Surveys

•	IVR Surveys – inContact shall respond within 120 minutes

•	Email Surveys – Should inContact fail to issue 99.5% of a specific survey set within 24 hours, Customer may request a service credit.

•	Echo Reporting Site

•	inContact Commits to deliver 99.5% availability per month.

•	Echo FTP Site

•	inContact commits to deliver 99.5% availability per month.

For the Predictive Dialing Service, inContact commits to deliver 99.9% availability per month on Campaign Manager, Agent Dialer and Reporter.

Availability is measured using the following formula:

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Uptime is a fixed value of 43,200 calculated by normalizing the days in a month to 30 multiplied by the hours and minutes (30 x 24 x 60 = 43,200). Downtime is the duration of an outage multiplied by a weight factor associated with the service or component.

Example: A component failure affecting 25% of the platform for 15 minutes would have a 25% weight factor. The calculation would be 43,200 / (43,200 + (.25 x 15)) = 99.991% availability.

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Schedule I - Technical Assistance

1.	Equipment and Support for Siemens and Customer Testing

inContact shall provide, at no additional cost, reasonable Technical Support as necessary for Siemens and Customer’s personnel to establish and verify the application, features, and functionality of the Hosted Services

2.	Sporadic Malfunction

In the case of Sporadic Malfunction of the Hosted Services, inContact agrees to assign the appropriate resources to investigate the malfunction. inContact shall correct any problem identified as the cause of the Sporadic Malfunction in accordance with the problem’s priority as determined by inContact’s categorization for Problem Reports in Tables 5 (inContact Priority Matrix). Priority 1 and 2 problems will be fixed per Table 3 (Defect Resolution Timeframes), and Priority 3 and 4 issues are fixed per a “best effort” basis.

3.	Epidemic Failure

Upon identifying an Epidemic Failure, inContact agrees to repair Hosted Services in accordance with the terms of the Agreement or the relevant SPA.

4.	Problem Resolution

Siemens TSC shall provide Level-1 Support to its Customers and initial network equipment fault isolation. Problem resolution will start with the initialization of a PR, which will be tracked to closure. Hence, it includes problem analysis, severity assignment, Work Around if required, and Fix implementation. Siemens TSC, in its sole and reasonable discretion, shall determine the problem analysis and whether to escalate a problem to inContact for resolution. inContact’s TSC shall be capable of providing Siemens and its Customers with 24 x 7 Technical Support.

For remote diagnosis, testing, and problem resolution, Siemens will provide inContact with access to its Remote Support Center upon the following conditions. inContact shall agree and conform to Siemens Information Policy Rules for Business Partners of Siemens to ensure the security of the connection. inContact shall implement procedures, such as selective access, password and user id protection, usage logging, system monitoring and notification of any security breaches. inContact shall also make reasonable efforts to implement technological improvements in accordance with the best practices standards in the industry for security changes to ensure the protection and the integrity of Siemens RSC as well as other remote networks to which Siemens provides access. In addition, inContact shall also ensure that its employees comply with the Siemens Information Policy Rules for Business Partners of Siemens as well as any other relevant policies and procedures.

5.	Problem Report Information

The minimal information needed to open a PR and begin the problem resolution process is as follows:

•	Name of the person reporting the problem with Customer contact information

•	Detailed description of the problem

•	The frequency of the problem and reproducibility

•	Assign severity level to the reported problem (Critical, Major, Minor, or IR)

•	Any additional information that would aid in reproducing the problem.

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Once a PR is opened, Siemens Level-1 Support shall route the PR to inContact’s TSC for tracking, troubleshooting, and resolution. Siemens TSC will coordinate any communication necessary between inContact’s TSC and the Customer.

Throughout the problem resolution process, both inContact’s and Siemens TSC shall observe and follow the severity classifications, Call Response Time, and Fix Response Times described in this SLA. inContact shall provide Siemens with a weekly written list of known Errors. inContact will participate in weekly, or as otherwise required by Siemens, telephone calls to review the Errors and prioritize resolutions thereof. inContact will also provide Siemens with weekly reports of open tickets.

6.	Problem Resolution Timeframes

6.1	Initial Call Response Time and Status Update Frequency

Initial responses and status updates will be tracked and measured within inContact’s case management system. Problems are prioritized according to their business impact, customer base impact and frequency described in this Attachment E. (See Section 7, Problem Severity Classification, for explanation of priority.) Problems determined to be caused by defects are handled with a service level independent from non-defect problems.

Table	1 Initial Response Time & Status Update Interval

Priority 1	Respond to Siemens within 1 hour of notification.	Every 2 Hour
Priority 2	Respond to Siemens within 4 hours of notification.	Every 8 Hours
Priority 3	Respond to Siemens within 12 hours of notification.	Every 24 Hours
Priority 4	Respond to Siemens within 24 hours of notification.	Every 48 hours

6.2	Problem Resolution Time (Non-Defects)

Resolution is defined as the restoration of service of a reported problem or the implementation of a viable work around. Most Priority 1 and many Priority 2 issues are caused by events that can be quickly and directly addressed. (For example, traffic can be moved off a carrier with problems, application services can be restarted, equipment can be pulled out of service or restarted.)

Service levels are based on a Mean Time To Resolve (“MTTR”). MTTR is measured monthly and quarterly. Priority service levels do not apply to issues that are determined to be third party vendor issues, defects, or product enhancements; these are escalated to the inContact Software Engineering group. As such, MTTR as measured in Table 2 encompasses the resolution time for all incidents within the specific priority level for the period of observation (monthly / quarterly).

Table	2 MTTR for Non-Defect Incident Resolution

Priority 1	4 hours MTTR
Priority 2	24 hours MTTR
Priority 3	48 hours MTTR
Priority 4	96 hours MTTR

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6.3	Problem Resolution Time (Defects)

Defects are evaluated for resolution based on priority. inContact makes reasonable best efforts to resolve Priority 1 and Priority 2 problems as quickly as possible balanced against responsible change control and risk management. Priority 3 and 4 defects may be considered for major releases. Responses to defects are described in Table 3.

Table	3 Defect Resolution Timeframes

	inContact Initial Call Response Time	inContact Work Around	inContact Final Fix to Siemens	inContact Final Fix to Customer
Priority 1	1 hr	4 hrs	36 hrs	48hrs
Priority 2	4 hrs	24 hrs	14 days	30 days
Priority 3 & 4	12 hours	Best effort	Best effort	Best effort
Information Requests	1 business day		2 business days*	3 business days*
Note:	All days are calendar days unless specified otherwise.
*	Final Fix for Information Requests are considered to be an answer to the query.
*	Resolution times begin from the time the problem was determined to be caused by a defect

6.4	Management Escalations

If problems do not achieve the response times outlined in Tables 1 and 3, Siemens may escalate to inContact per Table 4.

	Table 4	Escalation Rules for Missing Committed Responses
Immediate	Duty Manager	Duty Manager
2 hrs	TSC Director	TSC Director
4 hrs	Service VP	Service VP
6 hrs	CEO / President	CEO / President

7.	Problem Severity Classification

An Error shall be classified, by severity, into one of the three (3) following categories for issues related to Problem Reports: Critical, Major, and Minor (from highest to lowest priority). Additionally, Siemens may have IRs which are not directly related to service outages or a Problem Report(s).

Siemens may determine a specific severity classification of a problem or IR. If the Parties disagree on the classification of a particular problem or IR, inContact’s and Siemens TSC technical contacts shall endeavor to agree on the classification of an Error. In the event the Parties cannot agree, inContact shall continue to provide its Services in accordance with the Agreement, the relevant SPA, and this SLA at the same time that this matter is being escalated for resolution in accordance with the Management Escalation Procedure in Schedule IV – Joint Operating Guidelines.

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inContact defines priority determined by a table lookup based on both the frequency and the severity of the problem as follows:

Table 5 inContact Priority Matrix

Frequency	Severity 1	Severity 2	Severity 3	Severity 4
Constant	Priority 1	Priority 1	Priority 2	Priority 3
Daily	Priority 1	Priority 2	Priority 3	Priority 4
Weekly	Priority 1	Priority 2	Priority 4	Priority 4

8.	Severity Definitions

Severity definitions for Problem Reports and IRs to inContact are as follows:

8.1	Critical (Equivalent to “Severity 1” in inContact’s terms)

Critical Errors are conditions that severely affect service, capacity/traffic, billing and maintenance capabilities and require immediate corrective action, regardless of time of day or day of the week as viewed by the Customer in discussion with Siemens such as:

•	Loss of service or Software Product(s) inoperability (outage)

•	A reduction in the capacity of the Software Product(s) (i.e. traffic/data handling capability) such that expected loads cannot be handled, or

•	Any loss of safety or emergency capabilities (e.g., 911 calls)

•	A safety hazard or risk of security breach.

•	Incidents that result in the network or an application platform being unavailable.

•

These include items that are causing complete outages of the production environment. A complete outage removes one or more core functions of the inContact application. Incidents that impact more than approximately 75% of agents across the platform. Examples (include, but not limited to) Core service is down; Central is down; Agents unable to log in. Major feature is not working; Real time reporting not accessible; Outbound dialer not calling out.

8.2	Major (Equivalent to “Severity 2” in inContact’s terms)

Major Errors are conditions that seriously affect system operation, maintenance and administration, etc., and require immediate attention as viewed by the Customer in discussions with Siemens. The urgency is less than with Critical situations because of a lesser immediate or impending effect on system performance, Customers and the Customer’s operation and revenue such as:

•	Reduction in the capacity, but still able to handle the expected load

•	Any loss of administrative or maintenance visibility and/or diagnostic capability

•	Repeated degradation of an essential component or function

•	Degradation of the capability to provide any required notification of malfunction

•	Incidents that limit a customer’s normal use of the network, the program is usable but is severely limited and there is no valid work-around.

•

These include items that are causing partial outages of the production environment and/or its features. A partial outage removes some features, but the overall system remains mostly intact and functional. Incidents that affect approximately 50-75% of agents across the platform. Examples: a single report is not functioning; a feature in Central is not working; a single (non-critical) feature is not working; Reporting timeouts; Isolated instances of dropped calls, echo, or call quality issues; Inaccurate report data.

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8.3	Minor (Equivalent to “Severity 3” and “Severity 4” in inContact’s terms)

Minor Errors are conditions that do not significantly impair the function of the Hosted Services. Errors that do not significantly impair the functioning of the system and do not significantly affect service to a Customer(s). Incidents that are inconvenient, but don’t preclude full-use of the network, system, product or critical features or a higher severity incident that has a valid work-around.

These include items that do not affect system functionality. Examples: Central browser application intermittent slowness; performance; incidents which have a valid work-around; reports formatted incorrectly.

“Severity 4” represents very minor incidents that cause little impact on operations or that a reasonable workaround to the problem has been implemented. These include items that are requested by a customer, but have zero impact on the system or the customer’s business needs. Examples: typos; UI formatting; enhancements new features

8.4	Information Request

Information Request is an inquiry for which a Customer with appropriate technical expertise and acquaintance with the product could have answered on their own. A request for information may have one or more of the following characteristics:

•	It documents an Error that the customer could have resolved independently of inContact.

•	The Customer asks a question on procedures that are covered in the documentation shipped with or contained in the product.

•	The Customer asks for information on the product that will be used to help interface the product with a competitor’s product.

•	The Customer asks for help on a “problem” that turns out not to be a problem, bug or failure, but is due to a lack of understanding of the product.

9.	Maintenance & Updates

Product updates, enhancements or repairs are conducted during inContact’s published maintenance period which is Friday from 12:00-3:00 AM (Mountain Time for North America-based platforms and at a mutually agreeable time zone for European-based platforms). Notification of any expected service disruption will be provided two (2) business days in advance. Urgent updates/enhancements may be deployed outside of the published maintenance window if deemed necessary. Under certain circumstances, software downloads will be required by Customer. In the case of suspension for routine maintenance or reconfiguration, inContact will make commercially reasonable efforts to limit the duration of any such suspension and shall endeavor to give Customer advance notification thereof. inContact shall not be liable to Customer for any interruption under this Section 9.

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Schedule II—Documentation

1.	General

inContact agrees to provide, in English, online access to inContact’s product documentation and “WebHelp” resources. (See http://help.incontact.com). Such documentation and “WebHelp” resources will be available to both Siemens and its Customers.

2.	Internet Access

Siemens and its Customers shall have access to inContact’s internet site including secure access areas, which contain inContact’s technical information, documentation, and software downloads. Such materials may include information describing features, implementation procedures, and Release Notes. Additionally, inContact’s Documentation may be posted to Siemens website, accessible by authorized Customer personnel.

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Schedule III—Releases

inContact will implement best practices for change control in order to evaluate and mitigate risks associated with the release of its cloud-based solutions. A multi-functional Change Control Board (CCB) is tasked with reviewing and approving all changes deployed into production environments. Upon approval of the CCB, releases are scheduled, communicated, and then deployed. Prior to production release, inContact’s core solutions (including ACD, IVR, and Predictive Dialer) will be available for preview by Siemens on a staging environment.

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Schedule IV—Joint Operating Guidelines

1.	Configuration Management Procedure

To establish a smooth flow of information for delivery and implementation of the Software Product Changes (such as new product / feature releases), as specified in Schedule III – Configuration Management, Each Party shall contact (see Table 1) the other’s technical counterpart and together define the formats and procedures required to comply. This discussion shall include an overview of the new products / features / fixes / etc. to be released and any implications of the Software Product Changes upon the contact’s functional area.

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1.	Contacts and Communication Channels

The information in the following table will be determined jointly with inContact within 90 days of the commencement of the contract.

Table 1 Contacts of the Parties

Responsibility	inContact	Siemens
Level-1 Support	Name: Phone: E-Mail:	Name: Phone: E-Mail:

Repair and Return	Name: Phone: E-Mail: Fax: Address:	Name: Phone: E-Mail: Fax: Address:

Configuration Management / Software Product Change Notification	Name: Phone: Cell: E-Mail: Fax:	Name: Phone: Cell: E-Mail: Fax:

Training	Name: Phone: Cell: E-Mail: Fax: Address:	Name: Phone: Cell: E-Mail: Fax: Address:

Documentation	Name: Phone: Cell: E-Mail:	Name: Phone: Cell: E-Mail:

Software Product Supervisor / Software Product Manager	Name: Phone: Cell: E-Mail:	Name: Phone: Cell: E-Mail:

Quality	Name: Phone: Cell: E-Mail:	Name: Phone: Cell: E-Mail:

Supplier Management	Name: Phone: Cell: E-Mail:	Name: Phone: Cell: E-Mail:

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2.	Management Escalation Procedure

The information in the following table will be determined jointly with inContact within 90 days of the commencement of the contract.

The purpose of this escalation procedure is to ensure that unresolved Errors are brought to the appropriate levels of each Party’s organization for attention and action. This includes, but is not limited to, Errors not resolved in the time frames required for Error resolution under the Agreement, the relevant SPA, or this SLA; Errors whose priorities can not be agreed to; Errors that turn into design change requests; undetermined Errors; and sporadic Errors.

The escalation time frames for inContact’s management shall be determined by Siemens designation of the Error priority. This escalation process is for post sales support of Software Product(s) at the Customer’s site and is not intended for use during lab evaluation of Beta Software, in field trials, or when there is an acceptable proposal for service restoration.

After the Customer reports a Error, it is the responsibility of the respective TSC to begin the Error resolution process and to escalate unresolved Errors in a timely and accurate manner. The management escalation process shall involve parallel escalation within both inContact’s and Siemens organizations to insure that both companies are simultaneously escalating unresolved issues. This escalation procedure shall also result in the reporting of these escalated issues to non-service groups within inContact’s and Siemens organizations.

A list of the names of the contacts in Table 1 and managers in Table 2, along with their associated phone numbers, will be updated and reviewed by the Parties on a quarterly basis.

Table 2 Management Escalation Matrix

Responsibility	inContact	Siemens
Technical Support	Name: Phone: Cell: E-Mail:	Name: Phone: Cell: E-Mail:

Repair and Return	Name: Phone: Cell: E-Mail:	Name: Phone: Cell: E-Mail:

Configuration Management / Software Product Change Notification	Name: Phone: Cell: E-Mail:	Name: Phone: Cell: E-Mail:

Training	Name: Phone: Cell: E-Mail:	Name: Phone: Cell: E-Mail:

Documentation	Name: Phone: Cell: E-Mail:	Name: Phone: Cell: E-Mail:

Solution Management	Name: Phone: Cell: E-Mail:	Name: Phone: Cell: E-Mail:

Senior Management	Name: Phone: Cell: E-Mail:	Name: Phone: Cell: E-Mail:

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3	Supplier Performance

3.1	Reports

inContact shall provide quality reports for the Services to the Siemens quality contact. These reports shall include, but not be limited to, monthly measurement data points that detail repair turnaround times, fault measurements, card capture data, data on all returned failures, Error resolution status, and quantitative data on Problem Reporting.

3.2	Reviews

inContact and Siemens shall hold regularly scheduled reviews to address their quality, service, and other business issues with the purpose of resolving outstanding issues and improving the Parties’ cooperation.

3.3	inContact Scorecard

The TL 9000 measurements relevant to Siemens, such as those below, are key indicators used by Siemens, in evaluating inContact’s performance. inContact shall present their performance to these measurements at the regularly scheduled reviews.

Item	Description
1	Response Times
2	Rate of Closure of Overdue Problem Reports

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ATTACHMENT F: SPECIFIC PROJECT AMENDMENT

Customer:

Project Name:

Project Site/Delivery Site:

Effective Date:

This SPECIFIC PROJECT AMENDMENT (“SPA”), is entered by and between             (“Supplier”) and Siemens Enterprise Communications, Inc. This SPA states the Parties agreement to provide the Deliverables for the Customer in accordance with its terms and conditions, and subject to the Master Reseller Agreement between the Parties dated     . This SPA includes and incorporates the Master Reseller Agreement, an Adoption Agreement (if applicable), and the Exhibits identified below and attached hereto.

Documentation

1. Deliverables: Scope Description, Specifications Service Deliverables, and Integration Specifications	☐ Exhibit	1
2. Deliverables Schedule	☐ Exhibit	2
3. Prices, Payment Terms, and Price Validity	☐ Exhibit	3
4. Identification of Specific Terms and Conditions from the Prime Contract to be Flowed Down to Supplier (provided permission is obtained from the Customer)	☐ Exhibit	4
5. Liquidated Damages, Damages for Outages, and/or Other Specified Damages	☐ Exhibit	5
6. Additional Terms/Conditions Specific Representations and Warranties	☐ Exhibit	6
7. Non-Disclosure Agreement	☐ Exhibit	7
8. License Agreement	☐ Exhibit	8
9. Documentation	☐ Exhibit	9
10. Training Program: Prices and Schedule	☐ Exhibit	10
11. Other (specify)	☐ Exhibit	13

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In order to show their agreement to these terms, the Parties have caused this SPA to be executed and delivered by their authorized representatives on the dates specified below.

SIEMENS ENTERPRISE COMMUNICATIONS, INC.		SUPPLIER

By:		By:
	Signature		Signature

Name:		Name:

Date:		Date:

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ATTACHMENT G: SUPPLIER’S PRICE LIST

	List Price		Monthly Recurring Cost
Product	Bundle Configured Station (Peak) Includes 1 port & 1 GB		Per Station
inContact Configured Station (With Port)	$***	MRC	$ *** MRC
inContact Universal Port	$ ***	MRC	$ *** MRC
Storage and Data Management	$ ***	per GB	$*** MRC
Voice Recording	$ ***	MRC	$*** MRC
Speech Recognition	$ ***	per min.	$ ***
Call Monitoring	***		***
Call Conferencing	***		***
Data Connectors (per port)	***		***
FTP / SFTP Service (per account)	***		***
Echo Survey—MRC	$ ***	MRC	$ *** MRC
Or Echo – per survey	$ ***	per min.	$ ***
eLearning	$ ***	MRC	$ *** MRC
Coaching	$ ***	MRC	$ *** MRC
Hiring	$ ***	MRC	$ *** MRC
Workforce Management	$ ***	MRC	$ *** MRC
Screen Recording	$ ***	MRC	$ *** MRC
Quality Management	$ ***	MRC	$ *** MRC

Professional Services – QuickStart Implementation	$*** for up to *** seats, plus $*** each additional seat		$*** for up to *** seats, plus $*** each additional seat

Professional Services – Enterprise Implementation	$*** for up to *** seats, plus $*** each additional seat		$*** for up to *** seats, plus $*** each additional seat

Initially, until Siemens can provide Information Request and Level I support, the Supplier will provide Information Request and Level I Services according to the price per station cost below as set forth in Section 17.1. These additional costs are not applicable should Siemens assume these functions.

Service Support		$*** / Station MRC
Service Support		$*** / Port MRC
Sales Support		$*** / Station MRC
Sales Support (sales Engineering only)		$*** / Station MRC
Service Training- IR and Level 1	***	***
Professional Service Training/SME (Implementation)	***	***
Sales Rep Training	***	***
Sales Engineering Training	***	***

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Station Description

•	Per peak configured station. Stations can be shared by agents.

•	1 ACD Agent

•	1 Universal Port – Used for IVR, voice, email, chat, and fax contacts

•	1 GB Data Storage and Management for storage of recordings, prompts, scripts, messages, files, and more.

•	Supervisor reporting

•	IVR programming toolset

•	CTI & Database Connectivity (Standard, Encrypted, VPN, FTP, Web Service, and HTML Connector)

QuickStart Implementation Description

•	Includes basic menu navigation (DTMF) with up to 25 menu options (excludes self-service IVR/speech rec.)

•	Includes voice (using inContact Agent), e-mail, inbound fax (excludes chat)

•	Includes callback (“virtual hold”) queue and voicemail (queue) capability

•	Includes e-mail alerting on emergency conditions

•	Includes Silver Remote Enablement Package

•	Includes the following connectivity options (separate one-time and/or monthly connectivity charges may apply):

•	DID switched connectivity—for 30 day implementation

•	Dedicated Connectivity/VoIP/SIP Services and Local Number Porting – increases implementation timeline up to 60 days

•	International Origination / Implementation – increases implementation timeline up to 90 days

Enterprise Implementation Description

Includes:

•	Includes voice (using inContact Agent), e-mail, inbound fax, and chat

•	Includes callback (“virtual hold”) queue and voicemail (queue) capability

•	Includes e-mail alerting on emergency conditions

•	Includes CRM-Driven CTI Screen-Pop or Call Routing

•	Adds integration to one CRM solution to support a screen pop or custom call routing

•	Up to 3 Web service “calls” (lookup only); not all external CRM solutions supported

•	Includes Premium Self-Service IVR

•	Adds integration to one external CRM/database; up to 50 menu options

•	Up to 3 database/Web service “calls” (lookup, push or update); not all external CRM solutions supported

•	Automated Speech Recognition (ASR) not included

•	Includes the following connectivity options (separate one-time and/or monthly connectivity charges may apply) :

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•	DID switched, Dedicated VoIP/SIP Services and Local Number Porting

•	International Origination / Implementation – increases implementation timeline up to 90 days

•	Includes Gold On-site Enablement Package at 1 Location (travel expenses are not included)

Service Support Description

Includes:

•	Includes access to customer support training module and online knowledge base tools

•	24/7 emergency outage hotline

•	Online case submittal

•	Email and phone technical support during standard business hours

Sales Support Description

Includes:

•	Includes full access to field sales resources for sales calls, presentations or proposal support

•	Field sales engineering support for solution configuration development and technical sales support

•	Sales administration support for contracts and order processing

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ATTACHMENT H: PRODUCT ROADMAP

The following enhancements are planned for the inContact solution roadmap in 2011. These enhancements fall into 4 key categories and may be subject to change based on business requirements and development timetables:

ACD/IVR/Multi-Channel – enhancements to call routing, inbound and outbound communications, self service and agent management and analytical reporting

•	Dialer enhancements

•	Whisper coaching/barge

•	Supervisor takeover

•	Social Media and SMS routing and integration

•	Speech Rec NA Spanish

Workforce Optimization – enhancement to solutions that optimize the performance of the agent workforce the customer experience and ensure more effective training, coaching and intelligence workflow between the solution components

•	PCI Compliance in voice recording

•	Agent coaching management interface

•	Workflow optimization – Agent Desktop

Business Intelligence and Analytics – solutions that provide additional visibility and actionable intelligence into customer satisfaction, contact center and agent performance

•	Historical, trending and intraday reporting

•	Data Warehouse fed by ACD and other platform data

•	Unified portfolio reporting interface

•	Custom report builder

•	IVR Reporting

•	Speech analytics

Ecosystem – enhancements to connectivity and integration with other solution in the contact center and customer service ecosystem

•	Salesforce Service Console adapter

•	MS Dynamics adapter

Platform – enhancements that extend the scalability, reliability, usability, serviceability and redundancy of our core cloud-based platform

•	Central and Agent UI Enhancements

•	Broader support for IE

•	Load time enhancements

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ATTACHMENT I: ADOPTION AGREEMENT

THIS ADOPTION AGREEMENT (HEREINAFTER “ADOPTION AGREEMENT”) IS MADE

AND ENTERED INTO BY AND BETWEEN

- hereinafter referred to as “Supplier” -

and

- hereinafter referred to as “Siemens             ” -

- Supplier and Siemens             are hereinafter individually

referred to as a “PARTY” and collectively as the “PARTIES” -

WHEREAS, on             , the Supplier and Siemens Enterprise Communications, Inc. (“Siemens”) entered into a Master Purchase/Reseller Agreement (Appendix 1 hereto and hereinafter referred to as “AGREEMENT”); and

WHEREAS, the Supplier and Siemens             wish to enter into this ADOPTION AGREEMENT.

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, the PARTIES agree as follows:

Article 1 – Definitions

Capitalized terms shall have the meaning assigned to them in the AGREEMENT unless stipulated otherwise in this ADOPTION AGREEMENT.

Article 2 – Adoption of MASTER PURCHASE/RESELLER AGREEMENT

(1)	The Supplier hereby agrees to provide, and Siemens hereby agrees to procure Software Product(s), Services, and Documentation under the terms of the AGREEMENT, which is hereby incorporated by reference as though fully rewritten herein, except if a provision or attachment is specifically excluded or modified in this ADOPTION AGREEMENT which forms the basis of the contractual relationship between the Supplier and Siemens. The term “Siemens” as used in the Agreement, and as it is incorporated into the ADOPTION AGREEMENT, will mean “Siemens ”. Such modifications or changes to the AGREEMENT shall apply only to Siemens and the Supplier. Siemens will be solely and individually liable for its own acts, omissions, duties and obligations including, but not limited to, payment of its invoices. Siemens shall not be liable for Siemens or another Affiliate’s acts or omissions, non-performance or performance including, but not limited to, payment of invoices under the AGREEMENT, and the Supplier agrees not to seek recourse against Siemens for the breaches, acts or omissions including non-payment of invoices of Siemens or an Affiliate. Likewise, Siemens shall not be liable for Siemens or an Affiliate’s acts or omissions, non-performance or performance including, but not limited to, payment of invoices under the AGREEMENT, and the Supplier agrees not to seek recourse against Siemens for the breaches, acts or omissions including non-payment of invoices of Siemens or another Affiliate.

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(2)	This Adoption Agreement shall become effective upon the last date of execution by the authorized representatives of the Parties (“Effective Date”) and shall remain in effect for a coterminous period with the Agreement.

(3)	This instrument contains the entire agreement between Siemens and the Supplier and supersedes any and all prior negotiations, correspondence, understandings between Siemens and the Supplier concerning the subject matter hereof. It may not be changed orally, but only by an agreement in writing signed by both Siemens and the Supplier hereto.

Article 3 – Specific stipulations under this ADOPTION AGREEMENT

The following specific modifications to the Agreement have been agreed to by the parties:

(1)	Specific stipulations (To include: country specific regulations, governing law, tax, service level agreement, etc.)

(2)	Each of the following Attachments shall constitute an integral part hereof:

Article 4 – Relationship of AGREEMENT to ADOPTION AGREEMENT

In the event of any conflict or inconsistency between the terms of this ADOPTION AGREEMENT with the AGREEMENT, the ADOPTION AGREEMENT shall prevail over the AGREEMENT.

Supplier	Siemens

Signature	Signature

Name (print)	Name (print)

Date	Date

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Attachment J: Customer and Partner Engagement Scenarios

Scenarios	Lead ID	Contract Holder	Implement	Post Support	Comp on Hosted Services	Comp on other Services	SEN Revenue Retirement

Standard:

Siemens	Siemens	Siemens	Siemens	Siemens	Siemens	Siemens	Yes

Other Scenarios and Exceptions:

Customer Relationship Management Software vendors (“CRM”) (assuming referral)	CRM	Siemens	Siemens	Siemens	Siemens	Siemens	Yes

EMEA Contract	Siemens	Siemens	Siemens	Siemens	Siemens	Siemens	Yes

US Contract	inContact	inContact	inContact/Siemens*	inContact/Siemens*	No	Siemens if Siemens provides the Services	No

***	***	***	***/Siemens	***/Siemens	Siemens/Override	Siemens if Siemens provides the Services	Yes

Existing inContact EMEA Customers*

Customers- Agree	Siemens	Siemens	Siemens	Siemens	Siemens	Siemens	Yes

Customers- DisAgree	InContact	inContact	inContact/Siemens	inContact/Siemens	No	Siemens if Siemens provides the Services	No

*	Siemens will be given the opportunity to convince Customer to use Siemens services and/or branding

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ATTACHMENT K: SPECIFICATIONS/PRODUCTS

The Supplier’s Deliverables consists of their complete Hosted Services (Software as a Service (SaaS)) contact center solution suite. This solution suite is delivered from dedicated data centers and is consumed by the Customer through web based interfaces such as an internet browser (which is not a part of the Hosted Services). Other than specific elements called out below, for example for screen recording, no software is installed at the customer location or on the end user machines.

The hosted contact center solution suite that is delivered consists of a number of applications / capabilities including but not limited to:

•	Automatic Call Distribution (ACD)

•	Interactive Voice Response (IVR)

•	Voice ports on the IVR

•	Multimedia communications to include voice, chat, email

•	Predictive outbound dialing

•	Storage and data management

•	Text-to-speech (TTS)

•	Automated speech recognition (ASR) services

•	Voice recording solutions for recording calls between agents and call center customers

•	Screen recordings of the agent’s desktop

•	Workforce optimization

•	Hiring

•	eLearning for the agents

•	Coaching

•	Quality Management

•	Echo customer surveys

•	Reporting software

Products / Components Resold from or Powered by Third Parties

•	eLearning

•	Hiring

•	Coaching

•	Screen Recording

•	Workforce Optimization / Management

•	Predictive Dialer

•	Reports 2.0

•	Text-to-Speech

•	Automate Speech Recognition (ASR)

Software installed on a Customer’s machine on premise:

•	InContact screen recording application

•	inTouch

•	inStudio

•	QlikView

•	inContact Client API

•	KnowlAgent Client

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Security Specifications

•

The Supplier’s Deliverable currently meet all applicable requirements and regulations and Supplier agrees that its Deliverables will meet in country regulations for regions outside the United States as of the delivery date for any Deliverables specified in a purchase order for delivery outside of the United States.

•	The Supplier’s Deliverables meet federal regulations for CPNI and customer personal information (SPI)

•	The Supplier’s Deliverables are PCI compliant.

The Supplier will provide a SAS70 compliant environment

Language Specifications:

The Supplier will ensure that all of the browser-based capabilities for agents, supervisors, and managers (as described above) are available in the following languages:

•	English

•	German

•	Spanish

•	Portuguese (Brazilian)

•	Italian

•	French

Browser-based platform items include, but are not limited to:

•	Central (both Admin- and Agent-facing screens)

•	Surveys

•	Quality Management

•	Event Manager

•	ThinAgent

•	Chat Client

•	Database Connector

•	Reports 2.0

Non browser-based applications that are English-only include:

•	Studio (script development environment)

•	inTouch (real-time and historical reporting)

•	CallDetail (Bulk data/report export utility)

These non browser-based applications and related documentation will be provided in additional languages of German, Spanish, Portuguese, Italian, and French per a mutually agreeable timeline and a priority list that will be established.

inContact will provide documentation for browser-based platform items in German as well as English per a mutually agreeable timeline and a priority list will be established for Spanish, Portuguese, Italian and

French. Documentation for Agent (“ThinAgent” – the browser-based application used by agents to handle contacts) will be provided in all supported languages per a mutually agreeable timeline.

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ATTACHMENT L: COUNTRY LIST

Below are the countries that as of the above date constitute EMEA as referenced in this Agreement. Siemens and inContact will update this list as required by political and other circumstances beyond their control, but it is the intent of each party that EMEA mean each and every sovereign state and domestic territory in EMEA.

Europe

Albania

Andorra

Armenia

Austria

Belarus

Belgium

Bosnia and Herzegovina

Bulgaria

Croatia

Cyprus

Czech Republic

Denmark

Estonia

Finland

France

Georgia

Germany

Greece

Hungary

Iceland*

Ireland

Italy

Kosovo

Latvia

Liechtenstein

Lithuania

Luxembourg

Macedonia

Malta

Moldova

Monaco

Montenegro

Netherlands

Norway

Poland

Portugal

Romania

Russia

San Marino

Serbia

Slovakia

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Slovenia

Spain

Sweden

Switzerland

Ukraine

United Kingdom of Great Britain and Northern Ireland

Vatican City

Middle East and North Africa

Afghanistan

Algeria

Azerbaijan

Bahrain

Egypt

Iran

Iraq

Israel

Jordan

Kuwait

Lebanon

Libya

Morocco

Oman

Pakistan

Qatar

Saudi Arabia

Somalia

Syria

Tunisia

Turkey

United Arab Emirates

Yemen

Sub Saharan Africa

Angola

Benin

Botswana

Burkina Faso

Burundi

Cameroon

Cape Verde

Central African Republic

Chad

Comoros

Republic of the Congo

Democratic Republic of the Congo

Cote d’Ivoire

Djibouti

Equatorial Guinea

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Eritrea

Ethiopia

Gabon

The Gambia

Ghana

Guinea

Guinea-Bissau

Kenya

Lesotho

Liberia

Madagascar

Malawi

Mali

Mauritania

Mauritius

Mozambique

Namibia

Niger

Nigeria

Rwanda

Sao Tome and Principe

Senegal

Seychelles

Sierra Leone

South Africa

Sudan

Swaziland

Tanzania

Togo

Uganda

Zambia

Zimbabwe

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